UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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RingCentral, Inc.
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RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CALIFORNIA 94002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m., Pacific Time, on December 15, 2022

Dear Stockholders of RingCentral, Inc.:
The Annual Meeting of Stockholders (as it may be postponed, adjourned or continued from time to time, the “Annual Meeting”) of RingCentral, Inc., a Delaware corporation, will be held on December 15, 2022, at 10:00 a.m., Pacific Time at the Harvest Inn at 1 Main St., St. Helena, California 94574, for the following purposes as more fully described in the accompanying proxy statement:
1. To elect the ten (10) directors nominated by our board of directors and named in the proxy statement (Proposal One);
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022, (Proposal Two);
3. To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three);
4. To approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation (Proposal Four); and
5. To approve an amendment and restatement of our 2013 Equity Incentive Plan (Proposal Five).
The board of directors of RingCentral, Inc. has fixed the close of business on November 15, 2022 as the record date for the meeting. Only stockholders of record of our Class A common stock, Class B common stock, and Series A convertible preferred stock as of the close of business on November 15, 2022 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
This proxy statement and our 2021 annual report can be accessed directly at the following Internet address: ir.ringcentral.com.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of RingCentral, Inc. and look forward to your attendance at the meeting or receiving your proxy.
By order of the Board of Directors,

Vladimir Shmunis
Chairman and Chief Executive Officer
Belmont, California
November 18, 2022

-i-

-ii-

RINGCENTRAL, INC.

PROXY STATEMENT
FOR
2022 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS
This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on December 15, 2022 and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held at the Harvest Inn at 1 Main St., St. Helena, California 94574 on December 15, 2022 at 10:00 a.m. Pacific Time.
This proxy statement, the accompanying form of proxy card and our 2021 annual report are first being mailed on or about November 18, 2022 to all stockholders entitled to notice of and to vote at the Annual Meeting. We use the terms “RingCentral,” “the Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation. RingCentral’s principal executive offices are located at 20 Davis Drive, Belmont, California 94002.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•a proposal to elect ten (10) directors nominated by our board of directors and named in the proxy statement (Proposal One);
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two);
•a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three);
•a proposal to approve, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation (Proposal Four);
•a proposal to approve an amendment and restatement of our 2013 Equity Incentive Plan (Proposal Five); and
•any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:
•“FOR” the election of the ten (10) directors nominated by our board of directors and named in the proxy statement (Proposal One);
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two);
•“FOR” the executive compensation as described in this proxy statement (Proposal Three);
•“FOR” the frequency of every year for future advisory votes on executive compensation (Proposal Four); and
•“FOR” the approval of the amendment and restatement of our 2013 Equity Incentive Plan (Proposal Five).

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named in the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.
Who is entitled to vote?
Holders of our Class A common stock, Class B common stock and Series A convertible preferred stock, as of the close of business on November 15, 2022, the record date, may vote at the Annual Meeting. We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement. As of the record date, we had 86,068,564 shares of Class A common stock outstanding, 9,955,674 shares of Class B common stock outstanding, and 200,000 shares of Series A convertible preferred stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Holders of Series A Convertible Preferred Stock will be entitled to vote with the holders of the Class A common Stock and Class B common Stock on an as-converted to Class A common stock basis. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 14, 2022 (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on December 14, 2022 (have your proxy card in hand when you call);
•by completing and mailing your proxy card, which shall be received by us no later than December 14, 2022 (if you received printed proxy materials); or
•by written ballot at the Annual Meeting.

Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Corporate Secretary of RingCentral, Inc., in writing, at ir@ringcentral.com; or
•attending the Annual Meeting and voting electronically (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed, adjourned or otherwise continued, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, the chairperson of the meeting or a majority of the voting power of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each matter?
•Proposal One: The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.
•Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present or represented by proxy and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal Three: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved.

Abstentions are considered votes present or represented by proxy and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal Four: The recommendation, on an advisory and non-binding basis, of the frequency of future advisory votes on executive compensation – every year, every two years or every three years – receiving the highest number of votes cast will be considered the frequency preferred by our stockholders.
•Proposal Five: The approval of the amendment and restatement of the 2013 Equity Incentive Plan must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present or represented by proxy and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
How are proxies solicited for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker, bank or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter-the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on (i) the election of directors, (ii) the stockholder advisory vote on the compensation of our named executive officers, (iii) the stockholder advisory vote on the frequency of future advisory votes on executive compensation or (iv) the approval of the amendment and restatement of our 2013 Equity Incentive Plan, which are “non-routine” matters, absent direction from you.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Will members of the board of directors attend the Annual Meeting?
We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to that Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2021 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2021 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2021 annual report, stockholders may contact us as follows:
RingCentral, Inc.
Attention: Investor Relations
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than July 21, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
RingCentral, Inc.
Attention: Corporate Secretary
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our notice of such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or any authorized committee of our board of directors, in such case pursuant to a resolution adopted by a majority of the authorized directors, or (iii) properly brought before the meeting by a stockholder of record entitled to notice of and to vote at the annual meeting and who is a stockholder of record at the time of the meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on September 4, 2023; and
•not later than the close of business on October 4, 2023.
In the event that the date of our 2023 annual meeting of stockholders is changed by more than 25 days from the one-year anniversary date of the 2022 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting (or a qualified representative of such stockholder) does not appear to present his, her or its proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary in writing at our principal executive offices for a copy of the bylaws.

PROPOSAL ONE
TO ELECT TEN (10) DIRECTORS

General
We manage our business affairs under the direction of our board of directors, which sets the number of directors from time to time by a resolution adopted by the board of directors. Our board of directors is currently set at and composed of eight members. As of the date of the Annual Meeting, our board of directors will be set at ten members. Seven of our directors, and each of our new director nominees, are independent within the meaning of the applicable rules of the New York Stock Exchange (“NYSE”). Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal.
The following table sets forth the names, ages and positions of each of our current directors and director nominees as of October 31, 2022:

Nominees	Age	Position	Director Since
Current Directors
Vladimir Shmunis	62	Chairman and Chief Executive Officer	1999
Mignon Clyburn	60	Director	2020
Arne Duncan	57	Director	2021
Kenneth Goldman(1)(2)	73	Director	2017
Michelle McKenna(1)(2)(3)	57	Director	2015
Robert Theis(2)(3)	61	Director	2011
Allan Thygesen(3)	60	Director	2015
Neil Williams(1)	69	Director	2012
New Director Nominees
Tarek Robbiati(4)	57	Director Nominee	-
Sridhar Srinivasan(5)	51	Director Nominee	-

(1)	Member of the audit committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the compensation committee.
(4)	In November 2022, our board of directors, at the recommendation of our nominating and corporate governance committee, nominated Mr. Robbiati to be elected as a member of our board of directors at the Annual Meeting. Contingent and effective upon his election to our board of directors, Mr. Robbiati will be appointed to serve as a member of our audit committee.
(5)	In November 2022, our board of directors, at the recommendation of our nominating and corporate governance committee, nominated Mr. Srinivasan to be elected as a member of our board of directors at the Annual Meeting.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who, with the exception of Messrs. Robbiati and Srinivasan, are all presently directors of RingCentral. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.
The sections titled “Nominees for Director” and “Board of Directors and Corporate Governance” of this proxy statement contain more information about the leadership skills and other experiences that caused the nominating and corporate governance committee and the board of directors to determine that these nominees should serve as directors of RingCentral.

Nominees for Director
Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer, or CEO, and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.
Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our CEO and his experience as an executive in the technology industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.
Mignon Clyburn has served on our board of directors since November 2020. Ms. Clyburn has served as President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, since January 2019, and previously served as a Fellow at Open Society Foundations, a philanthropic organization, from June 2018 to January 2019. Prior to this, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from August 2009 to June 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an Open Internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community. Ms. Clyburn has served as a member of the board of directors of Charah Solutions, Inc., a provider of environmental and maintenance services to the power generation industry, since March 2019, and as a member of the board of directors of Lions Gate Entertainment Corp., an entertainment company, since September 2020. Ms. Clyburn holds a B.S. in Banking, Finance and Economics from the University of South Carolina.
Our board of directors believes that Ms. Clyburn possesses specific attributes that qualify her to serve as a director, including her experience as a regulator of public utilities and as a federal commissioner in the telecommunications sector.
Arne Duncan has served on our board of directors since February 2021. Mr. Duncan served as a member of the board of directors of Pluralsight, Inc. from December 2017 to April 2021 and as a member of the board of managers of Pluralsight Holdings from June 2016 to April 2021. Since March 2016, Arne has both served as a managing partner of Emerson Collective and also led Chicago CRED, a nonprofit focused on reducing gun violence in his hometown. Mr. Duncan previously served as the U.S. Secretary of Education from January 2009 to December 2015. Mr. Duncan currently serves on the board of directors of several private companies. Mr. Duncan holds a B.A. degree in Sociology from Harvard University.

Our board of directors believes that Mr. Duncan possesses specific attributes that qualify him to serve as a director, including his professional experience in the public education sector.
Kenneth Goldman has served on our board of directors since June 2017. Between March 2018 and April 2022, Mr. Goldman served as President of Hillspire LLC, a wealth management services provider, where he also previously served as a contractor from September 2017 to March 2018. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc., an enterprise software and services company (acquired by SAP SE), Excite@Home, an internet access provider, Cypress Semiconductor Corporation, a semiconductor company, and VLSI Technology, Inc., an integrated circuit designer and manufacturer (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of GoPro, Inc., a technology company, Zuora Inc., a subscription software company and Fortinet, Inc., a cybersecurity company, and previously served on the boards of directors of NXP Semiconductor N.V., a global semiconductor manufacturer, from August 2010 to June 2022, and TriNet Group, Inc., a human resources management company, from August 2009 to July 2020. He also is a Trustee Emeritus of Cornell University. Mr. Goldman also currently serves on the board of directors of several private companies. From December 1999 to December

2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary Advisory Council (“FASAC”). Between July 2018 and August 2022, Mr. Goldman served on the Sustainability Accounting Standards Board, now a part of The Value Reporting Foundation, and previously served a three-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group (“SAG”). Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.
Our board of directors believes that Mr. Goldman is qualified to serve as a member of the board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight.
Michelle McKenna has served on our board of directors since March 2015. Since November 2022, Ms. McKenna has served as Senior Advisor of Evercore Partners, an investment banking advisory firm, in its Technology-Media-Telecommunications Group. In addition, since April 2022, Ms. McKenna has served as the Founder and Chief Executive Officer of the Michelle McKenna Collaborative, an advisory and consulting firm. Prior to founding the Michelle McKenna Collaborative, Ms. McKenna served as Senior Vice President and Chief Information Officer of the NFL, a professional sports league, from September 2012 to April 2022. From May 2011 to September 2012, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy, a provider of electricity, natural gas and sustainable solutions to residential and business customers. From July 2010 to May 2011, Ms. McKenna served as President of Vision Interactive Media Group, a global digital interactive media solutions provider. From May 2007 to June 2010, Ms. McKenna served as Senior Vice President and Chief Information Officer of Universal Orlando Resort. Ms. McKenna has served on the board of directors of World Wrestling Entertainment, Inc. since September 2022, and previously served on the boards of directors of Isleworth Healthcare Acquisition Corp., a blank check company, from February 2021 until August 2022, Quotient, a marketing technology company, from November 2017 to July 2021, Comscore, a measurement and analytics company, from October 2017 to March 2019 and Insperity, Inc., a professional employer organization, from April 2015 to August 2017. Ms. McKenna is a certified public accountant and holds a B.S. in Accounting from Auburn and an M.B.A. from the Crummer Graduate School of Business at Rollins College in Winter Park, Florida.
Our board of directors believes that Ms. McKenna possesses specific attributes that qualify her to serve as a director, including more than 20 years of global technology management and senior leadership, including substantial experience in technology strategy, and her professional experience in the areas of accounting and audit oversight.
Robert Theis has served on our board of directors since August 2011. Mr. Theis has served as a General Partner of World Innovation Lab, a venture capital firm, since September 2016. He served as a managing director at Scale Venture Partners, a venture capital firm, from May 2008 to October 2014. Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm. From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services. From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions. Mr. Theis also served on the board of directors of Avaya Holdings Corp., a business communication and cloud solutions company, from November 2020 to October 2022. Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.
Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.
Allan Thygesen has served on our board of directors since October 2015. Mr. Thygesen has served since October 2022 as Chief Executive Officer of DocuSign, Inc., an eSignature and digital transaction management company. Previously, Mr. Thygesen served from February 2017 to October 2022 as President, Americas at Google Inc. (a subsidiary of Alphabet Inc.) and from September 2011 to February 2017 as Vice President, Global SMB Sales and Operations. He is also a lecturer at the Stanford Graduate School of Business. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999. Mr. Thygesen has served on the board of directors of DocuSign, Inc. since October 2022, and has also served on the boards of directors of various private companies. Mr. Thygesen holds an M.Sc. in Economics from the University of Copenhagen and an M.B.A. from Stanford University.
Our board of directors believes that Mr. Thygesen possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of advertising, scaling operations and market strategies.
Neil Williams has served on our board of directors since March 2012. From January 2008 to February 2018, Mr. Williams served as Executive Vice President and Chief Financial Officer at Intuit Inc., a business and financial software company. Prior to joining Intuit, from April 2001 to September 2007, Mr. Williams served as Executive Vice President of Visa U.S.A., Inc., a credit and debit card payment network, and from November 2004 to September 2007, he served as Chief Financial Officer. During the same period, Mr. Williams held the dual role of Chief Financial Officer for Inovant LLC, Visa’s global IT organization. Mr. Williams has served on the board of directors of Oportun Financial Corporation, a financial services provider, since November 2017 and previously served on the board of directors and as chair of the audit committee of Amyris, Inc., an integrated renewable products company, from May 2013 to March 2020. Mr. Williams holds a B.A. in Business Administration from the University of Southern Mississippi and is a certified public accountant.
Our board of directors believes that Mr. Williams possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight.
Tarek Robbiati has served as Executive Vice President, Chief Financial Officer of Hewlett Packard Enterprise Co. since September 2018. Before Joining Hewlett Packard Enterprise, Mr. Robbiati served as Chief Financial Officer of Sprint Corporation from August 2015 to February 2018. Prior to that, Mr. Robbiati served as Chief Executive Officer and Managing Director of FlexiGroup Limited in Australia from January 2013 to August 2015. He previously served as Group Managing Director and President of Telstra International Group in Hong Kong and Executive Chairman of Hong Kong CSL Limited from December 2009 to December 2012, and as Chief Executive Officer of Hong Kong CSL Limited from July 2007 to May 2010. He holds a Baccaleaureat C, Terminale C from Lycée Chateaubriand Rome, a Master of Science Nuclear Physics and Electronics from École nationale supérieure d'ingénieurs de Caen (ENSICAEN), a Master of Science Business Administration from IAE Caen and a Master of Business Administration from the London Business School.
Our board of directors believes that Mr. Robbiati possesses specific attributes that qualify him to serve as a director, including his business and financial expertise and his experience as a chief financial officer.
Sridhar Srinivasan has served as the Chief Product and Engineering Officer of Zuora, Inc., a subscription management software company, since January 2021. Prior to joining Zuora, Mr. Srinivasan served as Senior Vice President and General Manager, Team Collaboration Group at Cisco Systems, Inc., a networking and telecommunications company, from October 2018 to December 2020 and as Vice President and General Manager from March 2018 to October 2018. From June 2005 to February 2018, Mr. Srinivasan held several senior engineering and leadership positions at Microsoft Corporation, a multinational technology company. He holds a Bachelor of Science in Computer Science from the Birla Institute of Technology, India.

Our board of directors believes that Mr. Srinivasan possesses specific attributes that qualify him to serve as a director, including his industry expertise and professional experiences in the areas of cloud-based technology, subscription-based services, communications network capabilities and telecommunications.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Shmunis, Duncan, Goldman, Robbiati, Srinivasan, Theis, Thygesen and Williams and Mses. Clyburn and McKenna. RingCentral expects that Messrs. Shmunis, Duncan, Goldman, Robbiati, Srinivasan, Theis, Thygesen and Williams and Mses. Clyburn and McKenna will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy (including the two newly created directorships that Messrs. Robbiati and Srinivasan have been nominated to fill). If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Vote Required
Directors are elected by a plurality vote of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. The ten nominees for director receiving the highest number of votes cast will be elected as directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of each of our directors and our new director nominees. The determination of our board of directors was based upon information requested from and provided by each of our directors and new director nominees concerning his or her background, employment and affiliations, including family relationships. In making this determination, our board of directors considered the relationships that each of our non-employee directors and new director nominees has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each of our non-employee directors and new director nominees.
With respect to Mr. Thygesen, our board of directors specifically considered that Mr. Thygesen previously served as President, Americas at Google Inc. (though he was not an executive officer at Google Inc. or its parent company, Alphabet Inc.) and the terms and value of the search engine optimization/search engine marketing agreement we have with Google Inc. as well as the suite of Google apps and services that we license from Google Inc. In addition, our board of directors has specifically considered that Mr. Thygesen is Chief Executive Officer of DocuSign, Inc., a vendor of the Company. Our board of directors has concluded that our relationships with Google Inc. and DocuSign, Inc. would not impede the exercise of independent judgment by Mr. Thygesen.
With respect to Mr. Theis, our board of directors specifically considered Mr. Theis’s former role as a director of Avaya Holdings Corp. (“Avaya”), including the Company’s compensation of Mr. Theis of $120,000 in cash for such board service, and the terms of our strategic partnership with Avaya. Our board of directors has concluded that our relationship with Avaya would not impede the exercise of independent judgment by Mr. Theis.
With respect to Ms. McKenna, our board of directors specifically considered Ms. McKenna’s role as a Senior Advisor of Evercore Partners, an investment banking advisory firm that has previously provided advisory services to the Company. Our board of directors has concluded that our relationship with Evercore Partners would not impede the exercise of independent judgment by Ms. McKenna.
Our board of directors has determined that all of the members of our board of directors, except our CEO, Mr. Shmunis, and all of our new director nominees are “independent” as defined in the applicable NYSE rules and applicable rules and regulations of the SEC.
Leadership Structure
Mr. Shmunis currently serves as both Chairman of our board of directors and CEO. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’s leadership, Company specific experience and years of experience as an executive in the technology industry. Serving on our board of directors and as CEO since our founding in 1999, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while the CEO brings Company specific experience and expertise. The board of directors believes that Mr. Shmunis’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director
Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our CEO, Mr. Shmunis, is our Chairman, our board of directors appointed Mr. Theis to serve as our lead independent director. Our lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors otherwise determines and delegates from time to time.
Board Meetings and Committees
During the year ended December 31, 2021, the board of directors held ten meetings (including regularly scheduled and special meetings), and acted by unanimous written consent twice. Each director attended at least 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage but do not require our directors to attend. Four of our directors attended our 2021 annual meeting.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors, acting pursuant to a resolution adopted by a majority of the authorized directors, may establish other committees from time to time. The charters for each of our committees are available on our website at ir.ringcentral.com.
Audit Committee
Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:
•appointing, approving the compensation of, supervising, evaluating and assessing the independence of our independent registered public accounting firm;
•pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;
•establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;
•periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our Company and reviewing and, if appropriate, approving all transactions between our Company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);
•periodically reviewing our Code of Business Conduct and Ethics;
•establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and
•reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Our audit committee is currently comprised of Kenneth Goldman, Michelle McKenna and Neil Williams, who is the chairperson of the committee. Contingent and effective upon the election of Mr. Robbiati to our board of directors, Mr. Robbiati will be appointed by our board of directors as a member of our audit committee. Our board of directors has designated Kenneth Goldman, Michelle McKenna, Tarek Robbiati and Neil Williams as “audit committee financial experts,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.
Our board of directors has considered the independence and other characteristics of each member of our audit committee, including our new director nominee Mr. Robbiati, and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee, including our new director nominee Mr. Robbiati, qualifies as an independent director pursuant to Rule 10A-3.
Our audit committee had seven meetings in 2021.
No member of our audit committee should simultaneously serve on the audit committee of more than two additional public companies unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and discloses such determination in accordance with the requirements of the NYSE. Our board of directors has considered Mr. Goldman’s simultaneous service on the audit committees of RingCentral and three other public companies and has determined that such simultaneous service does not impair his ability to effectively serve as a member of our audit committee.
Compensation Committee
Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:
•reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
•annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;
•annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer and our other executive officers to the board of directors for its approval;
•administering our equity compensations plans for our employees and directors; and
•reviewing for inclusion in our proxy statement the report of the compensation committee required by the SEC.
The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Our compensation committee is currently comprised of Michelle McKenna, Allan Thygesen and Robert Theis, who is the chairperson of the committee. Contingent and effective upon the election of Mr. Thygesen to our board of directors, Mr. Thygesen has been appointed by our board of directors as the chairperson of the compensation committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE and is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act.
Our compensation committee had five meetings in 2021 and acted by unanimous written consent nine times in 2021.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating committee is responsible for, among other things:
•evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;
•reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;
•assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;
•recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;
•evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.
The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Our nominating committee is currently comprised of Michelle McKenna, Robert Theis and Kenneth Goldman, who is the chairperson of the committee. Each of the nominating committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.
Our nominating committee had two meetings in 2021.
Considerations in Evaluating Director Nominees
The nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity (with respect to diversity, such factors as gender, gender identity, sexual orientation, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the Company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body and is committed to increasing board diversity. Accordingly, the nominating committee considers a broad range of backgrounds, experiences and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating committee recommends to the full board of directors the director nominees for selection.
The foregoing considerations were all applied by our nominating committee during a thorough process to recruit suitable candidates to stand for election to our board of directors.
Mr. Robbiati was initially recommended to our nominating committee by Sonalee Parekh, our chief financial officer, who had a prior work relationship with Mr. Robbiati at Hewlett Packard Enterprise. Mr. Srinivasan was initially recommended to our nominating committee by Russell Reynolds, an executive search firm. Following Ms. Parekh’s recommendation of Mr. Robbiati and Russell Reynolds’s recommendation of Mr. Srinivasan, and as a result of the aforementioned process, our nominating committee recommended, and our board of directors decided to nominate, Messrs. Robbiati and Srinivasan as new candidates for election at the upcoming Annual Meeting.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our Company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate required by Section 2.4 of our bylaws, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Company, attention of the Secretary, at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002. Notice must be received by our Secretary at our principal executive offices no earlier than the close of business (5:00 p.m. Pacific Time) on September 4, 2023 and no later than the close of business (5:00 p.m. Pacific Time) on October 4, 2023 for our 2023 annual meeting. The notice must comply with the procedures in Section 2.4 of our bylaws, including by stating the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law. The Secretary of the Company will provide a copy of our bylaws upon request in writing from a stockholder.
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our capital stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our capital stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at ir.ringcentral.com. We expect that any amendment to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at regular board meetings, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of significant accounting and other financial risk exposure, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, legal and regulatory compliance, data privacy, security (including cybersecurity) and enterprise-level risk assessment and management. The nominating committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance, as well as risks attributable to environmental, social, and governance (ESG) policies and other programs supporting the sustainable growth of the business. The compensation committee assesses risks created by the incentives inherent in our compensation philosophy and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Non-Employee Director Compensation
Our board of directors has approved a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders.
The compensation committee has the primary responsibility for reviewing and approving the compensation paid to non-employee directors. The compensation committee reviews at least annually the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by our independent compensation consulting firm, Compensia, Inc. (“Compensia”) regarding practices at comparable companies. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation. Based on this review, the compensation committee has made adjustments to the non-employee director compensation program, most recently in July 2021, in an effort to provide competitive compensation opportunities for our non-employee directors.

Pursuant to this compensation program, each non-employee director receives cash and equity compensation for board services as described below. In addition, we reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.
Cash Compensation
Our non-employee directors are entitled to receive the following cash compensation for their services:
•$50,000 per year for service as a board member;
•$30,000 per year for service as lead independent director;
•$30,000 per year for service as chair of the audit committee;
•$20,000 per year for service as chair of the compensation committee;
•$15,000 per year for service as chair of the nominating committee;
•$12,500 per year for service as member of the audit committee;
•$10,000 per year for service as member of the compensation committee; and
•$5,000 per year for service as member of the nominating committee.
All cash payments to non-employee directors are paid quarterly in arrears.
Equity Compensation
Our non-employee directors are entitled to receive the following equity compensation:
On the first trading day on or after June 1 of each year, each non-employee director will be granted an award of restricted stock units (“RSUs”) having an award value (as determined based on the fair value of the award on the date of grant) of $300,000, which award will vest in full on the date that is the earlier of: (i) the next annual meeting of stockholders and (ii) one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.
In addition, each person who becomes a non-employee director will receive an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) equal to (i) $600,000 multiplied by (ii) a fraction, the numerator of which is the number of months between the date the non-employee director becomes a member of the board and the first trading day on or after June 1 following such date and the denominator of which is 12. The date of grant for this award will be the date the non-employee director joins the board, or, if such date occurs during a Company blackout period, the fifth trading day following the expiration of such Company blackout period and any special blackout period in effect, subject to the director remaining on the board through the grant date. This grant will vest in full on the date that is one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.
In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable. In no event will an award granted under the policy be greater than the non-employee director limits set forth in our 2013 Equity Incentive Plan (the “2013 Plan”).

The following table shows, for the fiscal year ended December 31, 2021, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mignon Clyburn (4)	46,250	259,831		306,081
Arne Duncan (5)	40,491	324,463		364,954
Kenneth Goldman (6)	110,000	259,831		369,831
Michelle McKenna (7)	113,750	259,831		373,581
Godfrey Sullivan *	22,500	259,831		282,331
Robert Theis (8)	101,008	259,831	50,323	411,162
Allen Thygesen (9)	56,250	259,831		316,081
Neil Williams (10)	127,500	259,831		387,331

* Ceased serving as a director in June 2021.
(1)In addition to the cash compensation received under our non-employee director compensation program, amounts in this column include cash compensation earned by Mr. Goldman, Ms. McKenna and Mr. Williams for service on a special committee of our board of directors.
(2)The amounts listed in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2021 and calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”). See Note 10 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our Original Report.
(3)In connection with our strategic partnership with Avaya, we are entitled to nominate one person to Avaya’s board of directors. From November 2020 to October 2022, Mr. Theis served on Avaya’s board of directors as our nominee and we paid him $120,000 per year in cash for such board service. The amount listed in this column represents the pro-rated amount for such service in 2021.
(4)As of December 31, 2021, Ms. Clyburn held 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(5)As of December 31, 2021, Mr. Duncan held 1,201 RSUs, of which 174 shares of our Class A common stock underlying the RSUs vested on February 25, 2022, while the remaining 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(6)As of December 31, 2021, Mr. Goldman held 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(7)As of December 31, 2021, Ms. McKenna held 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(8)As of December 31, 2021, Mr. Theis held 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(9)As of December 31, 2021, Mr. Thygesen held 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022.
(10)As of December 31, 2021, Mr. Williams held (i) 1,027 RSUs, of which 1,027 shares of our Class A common stock underlying the RSUs vested on June 1, 2022. 30,000 shares of our Class B common stock subject to Mr. Williams’ options were vested as of December 31, 2021.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2022. During the year ended December 31, 2021, KPMG served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2022. Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.
Professional Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for the years ended December 31, 2020 and 2021.

	2020	2021
Audit Fees (1)	$3,072,766	$2,597,263
Audit Related Fees (2)	$22,500	$350,000
All Other Fees (3)	$1,780	$9,500
Total Fees	$3,097,046	$2,956,763

(1)“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements, an audit of the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, including statutory audits of RingCentral CH GmbH and RingCentral France SAS, our wholly owned subsidiaries in Switzerland and France, respectively.
(2)“Audit Related Fees” consist of professional services provided in connection with the preparation of certain registration statements and related securities offering matters, and acquisitions and strategic investments made in 2020.
(3)“All Other Fees” consist of an annual license fee for an accounting database subscription.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
All services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the audit committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

PROPOSAL THREE
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation-Compensation Discussion and Analysis-Compensation Philosophy and Objectives” beginning on page 36 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
ADVISORY APPROVAL ON FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers continue to be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
Vote Required
The alternative among every year, every two years or every three years that receives the highest number of votes from the holders of shares of our capital stock present or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, every two years or every three years.
Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION “EVERY YEAR”.

PROPOSAL FIVE
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2013 EQUITY INCENTIVE PLAN
We are asking our stockholders to approve an amendment and restatement of our 2013 Equity Incentive Plan (the “2013 Plan”) to extend the term of the 2013 Plan and make certain other changes. Based on our compensation committee’s recommendation, our board of directors approved this amendment and restatement of our 2013 Plan (the “Restatement”) on November 17, 2022, subject to approval from our stockholders at our 2022 annual meeting of stockholders (the “Annual Meeting”).
Our 2013 Plan will expire in September 2023, unless our stockholders approve the Restatement. Our board of directors believes that our success depends on the ability to attract and retain the best available personnel for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of such individuals. In addition, our board of directors believes that equity awards provide additional incentive to our employees, directors and consultants and promote our success. If stockholders do not approve the Restatement at the Annual Meeting, we may be unable to continue our equity incentive program after our 2013 Plan expires in September 2023, which could prevent us from successfully attracting and retaining the highly skilled talent we need.
If our stockholders approve the Restatement, then no change will be made to the number of shares of our Class A common stock (“Shares”) reserved for issuance under the 2013 Plan, but our 2013 Plan will continue in effect until terminated. However, after the tenth anniversary of the date the Restatement is approved by our board of directors, incentive stock options may no longer be granted under our 2013 Plan and no further automatic annual increases will be made to the 2013 Plan’s Share reserve. In addition, the amended and restated 2013 Plan will contain the following material differences from the existing version of the 2013 Plan:
•    The provision that provides for accelerated vesting of awards granted to our non-employee directors in connection with a change in control will be changed from (i) a double-trigger provision under which a non-employee director will receive such acceleration only if the service of the non-employee director is terminated on or following the change of control (other than as a result of a voluntary resignation that is not at the request of the acquirer) to (ii) a single-trigger provision under which each non-employee director will receive such acceleration upon the change in control, regardless of whether the non employee director’s service is terminated.
•    The limitation on the compensation that non-employee directors may receive in any fiscal year of ours will be expanded to cover any compensation for service as a non-employee director. The limitation in the existing version of the 2013 Plan is limited to awards granted under the 2013 Plan and provides that in any given fiscal year, a non-employee director will not receive (i) cash-settled awards having a grant date fair value greater than $500,000 (increased to $1,000,000 in connection with her or her initial service) and (ii) stock-settled awards having a grant date fair value greater than $500,000 (increased to $1,000,000 in connection with her or her initial service), in each case as determined under generally accepted accounting procedures. The amended and restated 2013 Plan will provide that a non employee director may not be paid compensation for service as a non-employee director that, in the aggregate, exceeds $1,000,000 for any fiscal year of ours (increased to $2,000,000 for the non employee director for our fiscal year in which he or she joins our board of directors as a non employee director).
•    The amended and restated 2013 Plan will add a clawback provision under which each award granted under the amended and restated 2013 Plan and any other incentive compensation paid to a participant will be subject to our clawback policy that was in effect when the Restatement was approved by our board of directors and any clawback policy that we establish and/or amend to comply with applicable laws, and the administrator may require a participant to forfeit, return, or reimburse all or a portion of the award or other compensation and any amounts paid under the award or other compensation to comply with such clawback policy or applicable laws.
•    The amended and restated 2013 Plan will include limited exceptions to the requirement that we obtain a participant’s written consent to any amendment of the terms of the participant’s 2013 Plan awards that would materially impair the participant’s rights.
Our executive officers and directors have an interest in the approval of the Restatement because they are eligible to receive equity awards under the 2013 Plan.

Summary of the Amended and Restated 2013 Plan
The following paragraphs summarize the principal features of the 2013 Plan, as amended and restated through the Restatement, and its operation. However, this summary is not a complete description of the provisions of the amended and restated 2013 Plan and is qualified in its entirety by the specific language of the amended and restated 2013 Plan. A copy of the amended and restated 2013 Plan is provided as Appendix A to this proxy statement.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2013 EQUITY INCENTIVE PLAN.
Purpose of the 2013 Plan
The purpose of the 2013 Plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, and consultants, and promote the success of our business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares.
Shares Available for Issuance
Subject to the adjustment provisions in the 2013 Plan and the automatic increase described below, the number of Shares reserved for issuance under the 2013 Plan is equal to 6,200,000 Shares, plus a number of Shares equal to the sum of (i) a number of Shares equal to the number of shares of our Class B common stock (“Class B Shares”) subject to stock options or similar awards granted under our 2010 Equity Incentive Plan, as amended (the “2010 Plan”), that, after the effective date of the registration statement relating to our initial public offering (the “Registration Date”), expire or otherwise terminate without having been exercised in full and (ii) a number of Shares equal to the number of Class B Shares issued pursuant to awards granted under the 2010 Plan that, after the Registration Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the 2013 Plan from the 2010 Plan under clauses (i) and (ii) equal to 7,800,000 Shares. If we substitute equity awards for equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions as described in the 2013 Plan, the grant of such substituted awards will not decrease the number of Shares available for issuance under the 2013 Plan. Shares may be authorized, but unissued, or reacquired common stock.
The number of Shares available for issuance under the 2013 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 6,200,000 Shares, (ii) 5% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year, or (iii) a number of Shares determined by the administrator of the 2013 Plan by the last day of the immediately preceding fiscal year.
If an award granted under the 2013 Plan expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to that award will become available for future grant or sale under the 2013 Plan. If an award of stock appreciation rights is exercised, only Shares actually issued under a stock appreciation right will cease to be available under the 2013 Plan. Shares actually issued under the 2013 Plan under any award will not be returned to the 2013 Plan and will not become available for future grant or sale under the 2013 Plan; provided, however, that if Shares issued under awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such Shares will become available for future grant under the 2013 Plan. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will become available for future grant or sale under the 2013 Plan. If an award is paid in cash rather than Shares, such payment will not reduce the number of Shares available for issuance under the 2013 Plan.
In the event of certain dividends or other distributions (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our Shares, the administrator of the 2013 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2013 Plan, will adjust the number and class of shares that may be delivered under the 2013 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.

During the term of the 2013 Plan, we will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the 2013 Plan.
Limitations
The 2013 Plan also provides that a non-employee director may not be paid compensation for service as a non employee director that, in the aggregate, exceeds $1,000,000 for any fiscal year of ours, increased to $2,000,000 for the non-employee director for our fiscal year in which he or she joins our board of directors as a non-employee director. For these purposes, compensation includes equity awards (including any awards issued under the 2013 Plan), with the value of such equity awards measured based on their grant date fair value (determined under U.S. generally accepted accounting principles), and any other compensation (such as cash retainers or fees) for director service. Any award granted to a participant while he or she was an employee or a consultant (other than a non-employee director) will not count for this limitation.
Administration
Our board of directors, any committee of individuals satisfying applicable laws appointed by our board of directors, or any duly authorized committee of our board of directors will be the “administrator” of the 2013 Plan. Different administrators may administer the 2013 Plan with respect to different groups of service providers. Our board of directors has designated our compensation committee as an administrator of the 2013 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Subject to the terms of the 2013 Plan, the administrator has the authority to make any determinations and perform any actions that it deems necessary or advisable to administer the 2013 Plan, such as the authority to: determine the fair market value of a Share, select the service providers who will receive awards; determine the number of Shares covered by each award and the terms of each award; approve forms of award agreements for use with the 2013 Plan; interpret, modify or amend each award (subject to the repricing restrictions of the 2013 Plan), including to accelerate vesting or waive forfeiture restrictions; interpret the 2013 Plan; and delegate ministerial duties to any of our employees. The administrator also has the authority to institute and determine the terms and conditions of an exchange program under which (i) outstanding awards granted under the 2013 Plan are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards granted under the 2013 Plan to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award granted under the 2013 Plan is increased or reduced. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares otherwise due to such participant. The administrator may make rules and regulations relating to the 2013 Plan, including rules, regulations, and sub-plans to facilitate compliance with applicable non-U.S. laws, easing the administration of the 2013 Plan, and/or take advantage of tax-favorable treatment of awards granted to service providers outside the U.S., and may make all other determinations deemed necessary or advisable for administering the 2013 Plan.
Eligibility
All types of awards, other than incentive stock options, may be granted to our non-employee directors and to employees and consultants of ours or any parent or subsidiary corporation of ours. Incentive stock options may be granted only to employees of ours or any parent or subsidiary corporation of ours. As of October 31, 2022, we and our parent and subsidiary corporations had approximately 3,957 employees (including one employee director), seven non-employee directors, and 4,758 consultants.
Stock Options
An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period. Each option granted under the 2013 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms of the option, consistent with the 2013 Plan.
The exercise price per Share of each option generally may not be less than the fair market value of a Share on the date of grant (except, in the case of a nonstatutory stock option, as otherwise required by applicable laws). However, any incentive stock option granted to a person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per Share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. For this purpose, the fair market value of a Share is generally the closing sales price of our stock, as reported on the primary stock exchange on which it is traded. On November 17, 2022, the closing price of a Share on the New York Stock Exchange was $36.98.
Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. When a participant’s service ends, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the end of the participant’s service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was specified in the award agreement, the vested portion of the option will remain exercisable for: (i) 3 months following the end of the participant’s service provider status for reasons other than death or disability or (ii) 12 months following the end of the participant’s service provider status due to death or disability. In addition, a participant’s award agreement may provide for an extension of the post-service exercise period if the participant’s service ends for reasons other than his or her death or disability and the exercise of the option following the termination of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).
The term of an option will be specified in the award agreement, but the term of an incentive stock option may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).
The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with any amounts necessary to satisfy withholding obligations for tax-related items. At any time after the grant of an option, the administrator has the discretion to accelerate the time at which the option will vest or become exercisable.
Stock Appreciation Rights
A stock appreciation right gives a participant the right to receive the appreciation in the value of a Share between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined as the product of: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price per Share and (ii) the number of Shares covered by the exercised portion of the stock appreciation right. We may pay that amount in cash, Shares, or a combination of both. Each stock appreciation right granted under the 2013 Plan will be evidenced by an award agreement specifying the exercise price and the other terms of the award.
The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, unless otherwise required by applicable laws.
Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The terms relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. At any time after the grant of a stock appreciation right, the administrator has the discretion to accelerate the time at which the stock appreciation right will vest or become exercisable.
Restricted Stock Awards
Awards of restricted stock are rights to acquire or purchase Shares that vest under the terms established by the administrator in its sole discretion. Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights and rights to dividends and other distributions with respect to such Shares without regard to vesting. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of restricted stock with respect to which they were paid. After an award of restricted stock has been granted, the administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.
Restricted Stock Units
A restricted stock unit represents a right to receive cash or Shares if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2013 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms of the award.
The administrator may set vesting conditions based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units on the date specified in the participant’s award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.
Performance Units and Performance Shares
Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.
Each award of performance units or performance shares granted under the 2013 Plan will be evidenced by an award agreement specifying the performance period and other terms of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares.
The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the performance period), or a combination of both.
A participant will forfeit any performance units or performance shares not earned and not vested as of the date specified in the participant’s award agreement.
Transferability of Awards
Unless otherwise specified by the administrator or required by applicable laws, awards are not transferable other than by will or by the laws of descent or distribution. The administrator may permit an award to be transferred (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, or (ii) to the extent permitted by Form S-8 under the Securities Act and any other applicable laws. Any individual or entity to whom an award is transferred will be subject to all of the terms and conditions applicable to the participant who transferred the award, including the terms and conditions in the 2013 Plan and the award agreement. If an award is unvested, then the service of the participant will continue to determine whether the award will vest and when it will terminate.
Dissolution or Liquidation
In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable before the effective date of such proposed transaction. An award will terminate immediately before consummation of such proposed action to the extent the award has not been previously exercised.

Merger or Change in Control
The 2013 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines without a participant’s consent. The administrator will not be required to treat all awards¸ all awards held by a participant, all awards of the same type, or all portions of awards the same in the transaction.
If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will vest in and may exercise all of the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms met, in each case, unless specifically provided otherwise under the applicable award agreement. In addition, if an option or stock appreciation right (or its applicable portion) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.
For awards granted to each of our non-employee directors, in the event of a change in control, (i) the non employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the non employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement.
Forfeiture Events
Each award under the 2013 Plan and any other compensation paid or payable to a participant (including, but not limited to, equity awards issued outside of the 2013 Plan) will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits regarding an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. An award will be subject to the company’s clawback policy in effect when the award is granted and any other clawback policy of ours as established and/or amended to comply with applicable laws (such as under the listing standards of any national securities exchange or association on which our securities are listed or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). The administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.
No recovery of compensation under a clawback policy or otherwise will constitute an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us or any of our parent or subsidiary corporations, unless the 2013 Plan provisions described in the prior paragraph specifically are mentioned and waived in an award agreement or other document.
Termination or Amendment
The administrator may amend, alter, suspend, or terminate the 2013 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary to comply with any applicable laws. The 2013 Plan will continue until terminated by the administrator, but after the tenth anniversary of the date the Restatement is approved by our board of directors, incentive stock options may no longer be granted under our 2013 Plan and no further automatic annual increases will be made to the 2013 Plan’s share reserve.
No amendment, alteration, suspension, or termination may materially impair the rights of any participant with respect to his or her outstanding awards unless mutually agreed otherwise between the participant and the administrator. However, the administrator of the 2013 Plan may amend the terms of any one or more awards without an affected participant’s consent even if it does materially impair the participant’s rights, subject to the limitations of any applicable laws if such amendment is done (i) in a manner expressly permitted under the 2013 Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws.

Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2013 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.
However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits.
Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Stock Appreciation Rights
A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Restricted Stock Awards
A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.
Performance Shares and Performance Unit Awards
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2013 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.
Tax Effect for Us
We generally will be entitled to a tax deduction in connection with an award under the 2013 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or the disqualifying disposition of Shares acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2013 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors
The number of awards that an employee, director, or consultant may receive under the 2013 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of restricted stock units (“RSUs”) granted under the 2013 Plan during fiscal 2021 to each of our named executive officers; our executive officers, as a group; our directors who are not executive officers, as a group; and all of our employees who are not executive officers, as a group; and (ii) the value of such RSUs.

Name of Individual or Group	Number of RSUs Granted	Dollar Value of RSUs Granted (1)
Vladimir Shmunis	61,609	$19,271,548
Chief Executive Officer

Anand Eswaran	147,980	$46,444,567
Former President and Chief Operating Officer

Mitesh Dhruv	91,049	$28,539,561
Former Chief Financial Officer

John Marlow	39,791	$12,444,375
Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary

Praful Shah	33,825	$9,795,370
Former Chief Strategy Officer

All executive officers, as a group	374,254	$116,495,421

All directors who are not executive officers, as a group	8,390	$2,143,280

All employees who are not executive officers, as a group	2,390,733	$712,262,397

(1) Reflects the aggregate grant date fair value of awards computed under ASC 718.
Vote Required and Board of Directors Recommendation
The Restatement must be approved by the affirmative vote of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon.
RECOMMENDATION
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2013 EQUITY INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE
The following Report of the audit committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements and for auditing RingCentral’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written communications from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.
Respectfully submitted by the members of the audit committee of the board of directors:
Neil Williams (Chair)
Kenneth Goldman
Michelle McKenna

EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our executive officers as of October 31, 2022:

Name	Age	Position
Vladimir Shmunis	62	Chief Executive Officer and Chairman
Mo Katibeh	45	Chief Operating Officer
Sonalee Parekh	49	Chief Financial Officer
John Marlow	53	Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary
Vladimir Shmunis Chief Executive Officer and Chairman. For a biography of Mr. Shmunis please see the above section entitled “Nominees for Director.”

Mo Katibeh has served as our Chief Operating Officer since January 2022. Over the past twenty years, Mr. Katibeh has served in multiple leadership roles at AT&T, a multinational telecommunications company. Most recently, he served as Head of AT&T Network Infrastructure & Build from April 2021 to January 2022; Executive Vice President Chief Product & Platform Officer from July 2020 to April 2021; Executive Vice President Chief Marketing Officer from August 2017 to July 2020; Senior Vice President - Advanced Solutions from May 2016 to July 2017; and Vice President - Global Technology Planning from March 2014 to May 2016. Mr. Katibeh holds a B.S. in Business with Majors in International Business Marketing and Philosophy from Oklahoma State University and an Executive M.B.A. from The University of Texas at Dallas - School of Management.

Sonalee Parekh has served as our Chief Financial Officer since May 2022. Ms. Parekh previously served as the Senior Vice President of Corporate Development and Investor Relations at Hewlett Packard Enterprise, a Fortune 500 technology company, from September 2019 to April 2022, where she oversaw critical growth initiatives, including the M&A strategy globally, and was responsible for corporate strategy, mergers and acquisitions, strategic investments, business integration and performance management. In her role as Senior Vice President of Investor Relations, Ms. Parekh worked directly with many of the world’s largest institutional investors and asset managers and led HPE’s socially responsible investing strategy. Prior to HPE, Ms. Parekh held senior leadership roles at several global investment banks, including Goldman Sachs and Barclays Capital. Ms. Parekh currently serves as a director and chair of the audit committee for Indie Semiconductor and Ms. Parekh is also currently serving as the chair of the compensation committee for PWP Forward Acquisition Corp. I. Ms. Parekh earned a Bachelor of Commerce degree from McGill University and is a Chartered Accountant and alumna of PricewaterhouseCoopers.
John Marlow has served as our Chief Administrative Officer since February 2017, as our Senior Vice President, Corporate Development since June 2013 and as our General Counsel and Secretary since April 2009, and also served as our Managing Director-EMEA from January 2015 to June 2016. He was appointed as Vice President of Corporate Development in November 2008. Mr. Marlow also served on our board of directors from August 2005 until August 2011. In addition, Mr. Marlow serves as the Director of Business and Legal Affairs at BrainSonix Corporation, a private medical device company. Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California (Berkeley) School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the independent compensation committee determines the specific compensation elements that made up our 2021 executive compensation program.
Our named executive officers for fiscal 2021 were:
•Vladimir Shmunis, Chief Executive Officer (“CEO”);
•Anand Eswaran, former President and Chief Operating Officer (“COO”);
•Mitesh Dhruv, former Chief Financial Officer (“CFO”);
•John Marlow, Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary (“CAdO”); and
•Praful Shah, former Chief Strategy Officer.
The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.
Mr. Eswaran resigned from his position as President and COO of the Company in December 2021 and served as an advisor until the end of December 2021 to help transition his roles and responsibilities.
Mr. Dhruv resigned from his position as CFO of the Company, effective as of December 31, 2021. Our board of directors appointed Vaibhav Agarwal, the Company’s Chief Accounting Officer, to act as interim CFO effective January 1, 2022. As disclosed on a Form 8-K filed on March 18, 2022, the compensation committee approved an increase in his base salary to $500,00 per year with a target bonus opportunity of 75%, both effective April 1, 2022. Additionally, he received restricted stock unit (“RSU”) grants totaling 70,978 RSUs.
Mr. Shah resigned from his position as the Company’s CSO, effective as of September 14, 2021.
2021 Executive Compensation Highlights
Consistent with our compensation philosophy and objectives, the compensation committee took the following actions with respect to the compensation of our named executive officers for 2021:
•Base Salary—Increased base salary amounts for certain named executive officers to reflect market conditions described in the “Base Salary” section below;
•Non-Equity Incentive Plan Compensation—Approved a bonus plan for our named executive officers that paid out only if we achieved quarterly revenue and Non-GAAP operating margin goals that were set to be aggressive and achievable with strong leadership from our executive team described in the “Annual Incentive Compensation” section below. Quarterly payouts under the plan were made in the form of RSUs that were fully vested upon grant (or for certain of the RSUs granted to Mr. Shmunis, on the first trading day after the grant date) in order to conserve cash resources and further align the interests of our stockholders and our executive officers, described in the “Annual Incentive Compensation” section below;
•Annual Equity Compensation—Granted RSUs as part of our annual compensation in an effort to retain our named executive officers, provide incentives for them to continue to grow our business and enhance the link between their interests and the interests of our stockholders described in the “Equity Compensation” section below; and
•Special Equity Compensation—Granted (i) an equity award of 2,178 RSUs to our CEO in April 2021 (effective in May 2021) in lieu of payment of $695,080 of his base salary for the period April 1, 2021 through March 31, 2022, (ii) a special retention equity award of 56,396 RSUs to Mr. Eswaran, and (iii) an award of 13,995 RSUs to Mr. Shah upon his entering into a non-competition agreement with us in connection with his resignation.

Compensation Philosophy and Objectives
The overall objective of our executive compensation program is to tie executive compensation to the performance of our Company. Our executive compensation is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, and other senior executives and management team and help to achieve success in our business.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:
•Reward talented executives, who possess the proven experience, knowledge, skills, and leadership criteria;
•Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging the continuance of their services with us; and
•Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.
Based on this philosophy, we have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and Non-GAAP operating margin.
Executive Compensation Policies and Practices
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2021:
•Independent Compensation Committee. Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns;
•Compensation Consultant. Our compensation committee engaged its own compensation consultant, Compensia, to assist with its 2021 compensation reviews. Compensia performed no other consulting or other services for us;
•Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes;
•Performance-Based Compensation. Our executive compensation program is designed so that a significant portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executive officers with our stockholders. The overall performance and contribution of the executive is also considered in determining each individual’s compensation;
•Minimal Perquisites and Special Benefits. The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we do not provide any perquisites or other personal benefits to the members of our executive team;
•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”);
•No Hedging and Pledging. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities and from pledging any Company securities as collateral for a loan;

•No “Single-Trigger” Change-in-Control Arrangements; “Double-Trigger” Change-in-Control Arrangements. There are no payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid); and
•Stockholder Advisory Votes on Named Executive Officer Compensation. Our stockholders have an opportunity to cast an advisory vote to (i) approve our named executive officers’ compensation and (ii) approve the frequency of the vote to approve the named executive officers’ compensation. Our stockholders have voted in favor of annual advisory votes on the named executive officers’ compensation. At the 2021 annual meeting of stockholders, approximately 70% of the votes cast voted to approve our named executive officers’ compensation. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation, and therefore we have not made any significant changes to our executive compensation program. We will consider the results from this year’s and future years’ stockholder advisory votes on named executive officer compensation when making decisions about our executive compensation program. No changes in the overall structure of the programs were made in 2021.
Compensation-Setting Process
Compensation Committee
Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. At the beginning of each year, the compensation committee assesses the prior year performance and establishes bonus targets and metrics for the current year and annual equity award grants for our named executive officers. In addition, the compensation committee reviews and determines the base salary of our named executive officers. In determining the compensation of the members of our executive team, including our named executive officers, for 2021, our compensation committee reviewed the compensation arrangements, including base salary, target bonus and equity compensation, of our executive officers and considered an analysis of competitive market data presented by the compensation committee’s advisor, Compensia, a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by the compensation committee in determining executive compensation. Other factors the compensation committee considers in making its executive compensation decisions include: input from our CEO, COO, CAdO and Chief People Officer (except regarding their own compensation), past individual performance and expected future performance, vesting status and value of existing equity awards, and internal pay equity based on the impact of business and performance.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO, COO, CAdO and Chief People Officer. Typically, these members of management and our CFO assist the compensation committee in developing the annual bonus plans based on metrics that contain attainable target levels that are achievable through the commitment and leadership of our executive officers. Our CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including our executive officers. The CEO, COO, CAdO and CFO usually attend compensation committee meetings. No members of management participate in discussions or decisions regarding their own compensation and none of them are present when their own compensation is determined.
Role of Compensation Consultant
Compensia has been engaged by and serves as the compensation committee’s compensation consultant. Compensia reviews the compensation arrangements of the members of our executive team and generally assists the compensation committee in analyzing executive officer and employee compensation, and the compensation of non-employee members of our board of directors. Compensia provides support for the compensation committee by attending meetings of the compensation committee, providing recommendations regarding the composition of our compensation peer group, analyzing compensation data and formulating recommendations for executive and non-employee director compensation. Our compensation committee also works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by

Compensia, and also requests specific analyses to assist the compensation committee in the design and structure of our executive and non-employee director compensation programs.
The compensation committee has determined that the work of Compensia does not give rise to any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the NYSE.
Competitive Positioning
In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to decisions regarding the 2021 compensation of the members of our executive team, including the named executive officers, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of public software companies within a specific selection criteria, which included, but was not limited to, revenue between approximately $700 million and $20.3 billion for the trailing four quarters available as of December 1, 2020 and 30-day average market capitalizations of between approximately $16.6 billion and $227.5 billion as of December 1, 2020, and the companies in the following compensation peer group (which was approved by our compensation committee in December 2020):

Adobe	ServiceNow	Twilio
DocuSign	Shopify	Veeva Systems
Okta	Slack Technologies	Workday
Paycom Software	Splunk	Zoom Video Communications
Salesforce
In selecting the companies that comprised the compensation peer group, the compensation committee focused primarily on public companies in the same or similar country or countries of operation, industry group and financial comparability, which include revenue and market capitalization. The companies that comprise the peer group are our competitors in the labor and capital markets and have similar growth and performance potential.
This competitive market data was used as a reference in the course of our compensation committee’s review and evaluation of our executive compensation program and decisions regarding executive compensation in 2021. The competitive market data is useful to understand market practice and to provide a general context for its decisions. The compensation committee determines the nature and the extent of the use of market data, which varies by executive. Actual compensation is based on individual performance, experience, responsibilities and other criteria selected by our compensation committee. While the compensation committee does not target any component of our executive compensation program to a particular level versus the competitive market, our compensation committee generally refers to a range of the 50th to the 75th market percentile when making its executive compensation decisions. The competitive market data was not used to benchmark the compensation for our named executive officers.
Compensation Overview
Our executive compensation program for 2021 consisted of the following principal compensation elements:
•Base salary (a portion of which was paid in the form of fully vested RSUs for certain named executive officers);
•Annual incentive compensation paid if earned in the form of RSUs each quarter; and
•Long-term incentive compensation in the form of annual grants of time-based RSUs and a special equity award to our CEO in lieu of amounts that would have otherwise been paid as base salary.
We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our compensation committee determines is reasonable and appropriate to motivate and retain key talent.

Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our named executive officers and compensate them for their day-to-day efforts. Our board of directors and/or the compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive officer’s performance, prior base salary level, the competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process-Compensation Committee” section above. Our board of directors and the compensation committee do not target base pay at any particular level versus the competitive market data. In 2021, Messrs. Shmunis, Eswaran, and Dhruv received adjustments to base salary to (i) reflect changes to the competitive market and (ii) retain our named executive officers to grow and expand our business. The base salary changes were effective on April 1, 2021 for all named executive officers.
In June 2021, our compensation committee approved the 2021 NEO Equity Compensation Program (the “Equity Compensation Program”), which provided each then-named executive officer (other than Mr. Shmunis) the opportunity to receive all but $32,500 of his base salary for the period from June 16, 2021, through December 31, 2021, in the form of awards of fully vested RSUs to be granted under the 2013 Plan on the first trading day on or after June 15, August 15, and November 15 of 2021. The number of RSUs a participating named executive officer received on each grant date equaled the portion of his salary for the applicable period (as noted below) that was to be paid in RSUs divided by the closing price of a share of our Class A common stock on the grant date. Messrs. Eswaran, Dhruv, and Marlow elected to participate in the Equity Compensation Program. In November 2021, the compensation committee approved a similar plan providing each then-named executive officer (other than Mr. Shmunis) the opportunity to receive all but $60,000 of his base salary for 2022 in the form of awards of fully vested RSUs. Each year the compensation committee will assess whether to continue the Equity Compensation Program.
The following table sets forth the 2021 base salary for each of our named executive officers.

Name	2021 Base Salary	2020 Base Salary	Percent Increase
Vladimir Shmunis	$ 700,000 (1)	$ 650,000 (1)	8%
Anand Eswaran	$ 625,000 (2)	$ 600,000 (2)	4%
Mitesh Dhruv	$ 550,000 (3)	$ 500,000 (3)	10%
John Marlow	$ 375,000 (4)	$ 375,000 (4)	0%
Praful Shah	$ 385,000	$ 385,000	0%

(1)Mr. Shmunis received (i) an award of 3,340 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2020 through March 31, 2021, and (ii) an award of 2,178 RSUs in lieu of payment in cash of $695,080 of his salary for the period from April 1, 2021 through March 31, 2022.
(2)Under the Equity Compensation Program, Mr. Eswaran received (i) an award of 353 RSUs in lieu of payment in cash of $94,167 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 578 RSUs in lieu of payment in cash of $141,250 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 267 RSUs in lieu of payment in cash of $70,625 of his salary for the period from November 16, 2021 through December 31, 2021.
(3)Under the Equity Compensation Program, Mr. Dhruv received (i) an award of 306 RSUs in lieu of payment in cash of $81,667 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 501 RSUs in lieu of payment in cash of $122,500 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 232 RSUs in lieu of payment in cash of $61,250 of his salary for the period from November 16, 2021 through December 31, 2021.
(4)Under the Equity Compensation Program, Mr. Marlow received (i) an award of 197 RSUs in lieu of payment in cash of $52,500 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 322 RSUs in lieu of payment in cash of $78,750 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 149 RSUs in lieu of payment in cash of $39,375 of his salary for the period from November 16, 2021 through December 31, 2021.
The actual base salaries paid to our named executive officers during 2021 are set forth in the Summary Compensation Table below. As described above and in the footnotes to the Summary Compensation Table, portions of the salaries for Messrs. Shmunis, Eswaran, Dhruv, and Marlow were paid in the form of RSUs that are listed in the 2021 Grants of Plan-Based Awards Table below.

Annual Incentive Compensation
The compensation committee establishes annual incentive compensation opportunities under our bonus plan (the “Bonus Plan”). Consistent with our historical practices, bonuses for 2021 under the Bonus Plan were designed to motivate and reward our named executive officers, to perform to the best of their abilities and to achieve our objectives.
Target Annual Incentive Opportunities
In April 2021, the compensation committee reviewed the target annual incentive opportunities of our named executive officers, taking into consideration each named executive officer’s total annual compensation opportunity, the competitive market data with an emphasis generally on the 50th through 75th percentile of total target cash compensation opportunities, breadth of responsibilities and the other factors described in the “Compensation Setting Process-Compensation Committee” section above. The compensation committee increased the target annual incentive opportunity for Messrs. Marlow and Shah to a level that, when considered together with his base salary, the compensation committee believed provided the appropriate incentive and retention effect.
The target annual incentive opportunities of our named executive officers for 2021 were:

Name	2021 Target Bonus Opportunity (as a % of 2021 Base Salary)	2021 Target Bonus Opportunity
Vladimir Shmunis	100%	$700,000
Anand Eswaran	100%	$625,000
Mitesh Dhruv	100%	$550,000
John Marlow	100%	$375,000
Praful Shah	100%	$385,000
2021 Bonus Plan Design and Achievement
For 2021, there are four quarterly performance periods, ending on March 31, June 30, September 30, and December 31. The bonus pool under the Bonus Plan funds based on our achievement against the quarterly target levels established by the compensation committee of the following performance metrics (weighted 50% each): (i) revenues and (ii) Non-GAAP operating margin. These metrics have the following meanings under the Bonus Plan:
•“revenues” means the Company’s net revenues generated from third parties, including both services revenues and other revenues, each as defined in our Form 10-K filed for the calendar year ended December 31, 2021, as amended. Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.
•“Non-GAAP operating margin” means the Company’s Non-GAAP income from operations divided by its “revenues.” Non-GAAP income from operations means the Company’s “revenues” less cost of revenues and operating expenses, excluding share-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press release reporting the applicable quarterly financial results.
With respect to revenues, for 100% of the bonus pool for any particular quarter to fund, 100% to 101% of the quarterly revenues target established by the compensation committee was to be achieved. For each 0.1% of revenues that was achieved above the 101% of the quarterly revenues target established by the compensation committee, the bonus pool with respect to revenue would be increased by 1%, and for each 0.1% of revenue that was achieved below 100% of the quarterly revenues target established by the compensation committee, the bonus pool with respect to revenues would be reduced by 1%.
With respect to Non-GAAP operating margin, for 100% of the bonus pool for any particular quarter to fund, the quarterly Non-GAAP operating margin must be within 0.4 points of the 100% of the quarterly Non-GAAP operating margin target established by the compensation committee (this 0.8-point range, the “quarterly Non-GAAP operating margin target range”). For each 0.1% of the Non-GAAP operating margin that was achieved above the quarterly Non-GAAP operating margin target range, the bonus pool with respect to Non-GAAP operating margin would be increased by 1% (up to a maximum of 120%), and for each 0.1% of Non-GAAP operating margin that was below the quarterly Non-GAAP operating margin target range, the bonus pool with respect to Non-GAAP operating margin would be reduced by 1%.
For the bonus pool under the Bonus Plan to fund for any particular quarter, we had to achieve (i) quarterly revenues at least equal to revenues expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter, and (ii) quarterly Non-GAAP operating margin at least equal to Non-GAAP operating margin expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter.
The following chart sets forth our 2021 quarterly targets against each metric under the Bonus Plan, actual achievement against those targets, and the corresponding percentage payouts to the named executive officer each quarter:

	Revenue				Non-GAAP Operating Margin
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Target (in millions)	$347.6	$367.3	$394.0	$424.1	8.9%	9.4%	9.9%	11.6%
Achievement (% of Target)	101.4%	103.3%	105.2%	105.8%	103.4%	108.5%	106.1%	91.4%
Payout (% of Target)	103.5%	122.6%	142.0%	147.6%	100.0%	102.7%	101.9%	93.0%
Based upon our actual financial performance as measured against the approved performance metrics and the formula under the Bonus Plan, the payout percentages for each of the four quarters in 2021 were as follows: 101.8% (Q1), 113.3% (Q2), 122.0% (Q3) and 120.3% (Q4).
In December 2020, our compensation committee approved the 2021 Key Employee Equity Bonus Plan (the “Key Employee Bonus Plan”), which provided that the then-named executive officers will receive any quarterly bonus achieved and payable under the Bonus Plan for 2021 in the form of RSUs granted under the 2013 Plan. The number of RSUs each named executive officer received equaled the dollar value of the quarterly bonus divided by the lower of the closing price of a share of our Class A common stock (i) on the first trading day of the quarter for which the quarterly bonus is assessed or (ii) on the first trading day on or after May 15, August 15, November 15 or February 15 (or for the RSUs granted to Mr. Shmunis in payment of his bonuses for the second, third, and fourth quarters of 2021, the first trading day on or before August 19, November 19, or February 19) following the quarter for which the quarterly bonus is assessed. The RSUs issued to our named executive officers were fully vested upon grant. In November 2021, the compensation committee approved a similar plan governing 2022 bonuses. Each year the compensation committee will assess whether to continue the Key Employee Bonus Plan.
The aggregate dollar values of the bonuses earned by our named executive officers under the Bonus Plan for 2021 are listed in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. As described above and in the footnotes to the Summary Compensation Table, each earned quarterly bonus was paid in the form of RSUs that are listed in the 2021 Grants of Plan-Based Awards Table below.
Equity Compensation
We use RSUs to deliver long-term incentive compensation opportunities to our named executive officers. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent. In 2021, the compensation committee determined not to grant stock options to our named executive officers and to grant only RSUs to management in order to better identify the interests of our named executive officers and our stockholders and to reduce our corporate-wide dilution.
The compensation committee does not target equity compensation at any particular level versus the competitive market data, although it uses the range of the 50th percentile to the 75th percentile as a reference point during the course of its deliberations. RSUs serve as a retention tool as they vest based on continued service over time.
Except for the RSUs granted to Mr. Shmunis in lieu of payment of his salary in cash, the RSUs granted to Mr. Eswaran as a special retention award, and the RSUs granted to Mr. Shah under his non-competition agreement (which are discussed below), RSUs generally vest 1/16 every three months and become fully vested after four years, in each case, subject to the executive officer’s continued service as of each vesting date. In addition, each named executive officer is entitled to certain vesting acceleration benefits upon a qualifying termination, as described in the “Executive Employment Arrangements” and “Other Change in Control Provisions” sections below.

In April 2021, our compensation committee approved annual equity awards to the members of our executive team to reward them for our strong corporate performance and their individual performance, with such equity award grants becoming effective in May 2021. In determining the size of these awards, the compensation committee took into consideration each executive officer’s current vested and unvested equity holdings, competitive market data, and the other factors described in the “Compensation Setting Process-Compensation Committee” section above.
The intended values of the annual equity awards to the named executive officers granted in May 2021 are listed below, and the number of shares covered by each of these equity awards is equal to the award’s intended value divided by the average closing price of a share of our common stock during the month of April 2021, rounded up to the nearest whole share.

Name	Intended Value of RSUs
Vladimir Shmunis	$18,000,000
Anand Eswaran	$28,000,000
Mitesh Dhruv	$28,000,000
John Marlow	$12,000,000
Praful Shah	$6,000,000
In addition, in April 2021, we granted Mr. Shmunis a special equity award of 2,178 RSUs (effective in May 2021) in lieu of payment in cash of $695,080 of his salary for the period from April 1, 2021 through March 31, 2022, in order to conserve cash resources and to enhance the link between Mr. Shmunis’s interest and those of our stockholders. These RSU awards vest 1/4 every three months and become fully vested after one year, subject to Mr. Shmunis’s continued service as of each vesting date. In addition, Mr. Shmunis is entitled to certain vesting acceleration benefits upon qualifying termination, as described in the “Executive Employment Arrangements” and “Other Change in Control Provisions” sections below.
In April 2021, our compensation committee approved the grant of a special retention equity award of 56,396 RSUs to Mr. Eswaran, effective in May 2021. The number of shares covered by the equity award is equal to the award’s intended value of $18,000,000 divided by the average closing price of a share of our common stock during the month of April 2021, rounded up to the nearest whole share. The RSUs vested 1/8 on May 20, 2021 and 1/8 every three months thereafter. In addition, in 2021, Mr. Eswaran received the following RSU awards under our Equity Compensation Program (i) an award of 353 RSUs in lieu of payment in cash of $94,167 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 578 RSUs in lieu of payment in cash of $141,250 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 267 RSUs in lieu of payment in cash of $70,625 of his salary for the period from November 16, 2021 through December 31, 2021. In connection with his resignation in December 2021, Mr. Eswaran forfeited all of his then-unvested equity awards.
In May 2021, Mr. Dhruv received the following RSU awards under our Equity Compensation Program; (i) an award of 306 RSUs in lieu of payment in cash of $81,667 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 501 RSUs in lieu of payment in cash of $122,500 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 232 RSUs in lieu of payment in cash of $61,250 of his salary for the period from November 16, 2021 through December 31, 2021. In connection with his resignation in December 2021, Mr. Dhruv forfeited all of his then-unvested equity awards.
In May 2021, Mr. Marlow received the following RSU awards under our Equity Compensation Program; (i) an award of 197 RSUs in lieu of payment in cash of $52,500 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 322 RSUs in lieu of payment in cash of $78,750 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 149 RSUs in lieu of payment in cash of $39,375 of his salary for the period from November 16, 2021 through December 31, 2021.
In connection with Mr. Shah’s resignation, in August 2021, our compensation committee approved a grant of 13,995 RSUs to him effective on the date he entered into a non-competition agreement with us (which is described in the “Post Employment Compensation” section below). If Mr. Shah complies with the non-competition agreement through the non competition period, all shares subject to the equity award will vest on August 20, 2022.

The grant date fair values of these equity awards granted to our named executive officers are listed in the “Stock Awards” column of the Summary Compensation Table and in the 2021 Grants of Plan-Based Awards Table below.
As discussed above, we also issued RSUs to our named executive officers under the Key Employee Bonus Plan in settlement of their annual incentive payments under the Bonus Plan for 2021. These RSUs are listed in the 2021 Grants of Plan-Based Awards Table below.
Welfare and Other Employee Benefits
Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees. We have a qualified defined contribution plan under Code Section 401(k) covering eligible employees, including our named executive officers. All participants in the plan, including each named executive officer, are eligible to make pre-tax contributions. We provide a Company 401(k) plan matching program of 50% of the employee’s contributions up to the lesser of 6% of employee cash compensation and $4,050 per year. All participant 401(k) contributions and earnings, as well as all matching contributions and earnings, are fully and immediately vested.
Perquisites
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide special plans or programs for our named executive officers.
All practices with respect to perquisites or other personal benefits will be subject to review and approval by the compensation committee.
Post-Employment Compensation
Vladimir Shmunis and John Marlow
Our employment agreements with Messrs. Shmunis and Marlow provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these agreements will enable our named executive officers to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our named executive officers.
In addition, these named executive officers are participants in the Company’s Equity Acceleration Policy which contains provisions providing for double-trigger vesting upon certain changes in control, as described in the “Other Change in Control Provisions” section below. We believe this policy provides important retention incentives for our key contributors through and following a change in control.
Anand Eswaran
We entered into an executive employment offer letter with Mr. Eswaran, our former President and COO, dated December 23, 2019. Under the offer letter, Mr. Eswaran was eligible to receive certain payments and benefits upon certain terminations of his employment with the Company. Mr. Eswaran also was a participant in the Equity Acceleration Policy, which is described in the “Other Change in Control Provisions” section below. Mr. Eswaran did not receive any of the severance benefits under his offer letter or the Equity Acceleration Policy upon his resignation.
Mitesh Dhruv
We entered into an executive employment offer letter with Mr. Dhruv, our former CFO, on March 1, 2012, which was subsequently amended on July 28, 2017. Under the terms of the executive employment offer letter, in the event we terminated Mr. Dhruv’s employment without “cause” or he voluntarily terminated for “good reason” (with such terms defined in the supplement to his offer letter), he would have been eligible to receive (i) a cash severance payment equal to 12 months of his base salary, payable in semi-monthly installments in accordance with our payroll procedures, and (ii) payment by us for up to

12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, in each case, subject to his signing and not revoking a release agreement with us. Mr. Dhruv also was a participant in the Equity Acceleration Policy, which is described in the “Other Change in Control Provisions” section below.
Mr. Dhruv did not receive any of the severance benefits under his offer letter or the Equity Acceleration Policy upon his resignation.
Praful Shah
We entered into an executive employment offer letter with Mr. Shah, our former CSO, dated March 31, 2008. Under the offer letter, Mr. Shah was eligible to receive certain payments and benefits upon certain terminations of his employment with the Company. Mr. Shah also was a participant in the Equity Acceleration Policy, which is described in the “Other Change in Control Provisions” section below. Mr. Shah did not receive any of the severance benefits under his offer letter or the Equity Acceleration Policy upon his resignation.
In connection with his resignation, on September 2, 2021, Mr. Shah entered into a non-competition agreement effective as of the date his resignation became effective. Under the non-competition agreement, Mr. Shah has agreed to not, without the prior written consent of the Company, engage in certain competitive business activities towards the Company or solicit certain other individuals to participate in such activities from the period commencing on the effective date of his resignation until August 20, 2022. Mr. Shah received an award of 13,995 RSUs upon his entering into the non-competition agreement, as described above. On the effective date of his resignation, Mr. Shah forfeited all of his other then-unvested equity awards.
Executive Employment Arrangements
The initial terms and conditions of employment for each of our executive officers (including our named executive officers that remain with us) are set forth in a written employment agreement. Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable.
We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. We believe that these arrangements will help the named executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.
Vladimir Shmunis
We entered into an executive employment letter with Mr. Shmunis, our CEO, dated September 13, 2013. In 2021, Mr. Shmunis’s annual base salary was $700,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary. The executive employment letter with Mr. Shmunis provides for a three-year employment term and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.
If prior to the period beginning three months prior to and ending 12 months after a change of control of the Company (such period, the “Change of Control Period”), Mr. Shmunis’s employment is terminated without “cause” (excluding by reason of death or “disability”) or he resigns for “good reason” (as such terms are defined in the executive employment letter), he will be eligible to receive the following payments and benefits if he timely signs and does not revoke a release agreement with us:
•continued payment of base salary for a period of 12 months; and
•payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law.
If, within the Change of Control Period, his employment is terminated without cause (excluding by reason of death or “disability”) or he resigns for good reason, he will be entitled to the following payments and benefits if he timely signs and does not revoke a release agreement with us:

•a lump sum payment equal to (i) 18 months of his annual base salary, plus (ii) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;
•payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and
•100% accelerated vesting of all outstanding equity awards.
In the event any of the amounts provided for under the executive employment letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Code Section 280G and could be subject to the related excise tax, Mr. Shmunis would be entitled to receive either full payment of benefits under the executive employment letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Shmunis. The executive employment letter does not require us to provide any tax gross-up payments.
John Marlow
We entered into an executive employment offer letter with John Marlow, our current Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary, dated September 13, 2013. The executive employment offer letter has no specific term and provides for at-will employment. In 2021, Mr. Marlow’s base salary was $375,000, and he was eligible to earn an annual incentive bonus of up to approximately 100% of his base salary.
In the event we terminate Mr. Marlow’s employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he is eligible to receive severance equal to three months of his base salary, payable in installments in accordance with our payroll procedures, subject to his signing and not revoking a release agreement with us.
Mr. Marlow is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.
Other Change in Control Provisions
Messrs. Shmunis and Marlow are eligible (and prior to the terminations of their employment with us, Messrs. Eswaran, Dhruv, and Shah were eligible) to participate in our Equity Acceleration Policy. Pursuant to our Equity Acceleration Policy, on a termination of an eligible employee’s employment either (i) by the Company (or any of its subsidiaries) other than for “cause,” death, or “disability” or (ii) by the eligible employee for “good reason” (as such terms are defined in the Equity Acceleration Policy or individual participation agreement), in either case, during the period beginning 60 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, then, subject to the eligible employee’s signing and not revoking a release, the then-unvested shares subject to each of the eligible employee’s then-outstanding equity awards will immediately vest and, in the case of equity awards that are stock options and stock appreciation rights, will become exercisable to the extent set forth in the eligible employee’s participation agreement.
If any payment or benefit that an eligible employee would receive from the Company or any other party whether in connection with the Equity Acceleration Policy or otherwise would constitute a “parachute payment” within the meaning of Code Section 280G and could be subject to the related excise tax, the eligible employee would be entitled to receive either full payment of the payments and benefits under or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the eligible employee.
Each named executive officer, other than Mr. Shmunis, signed a participation agreement under the Equity Acceleration Policy providing for 100% vesting acceleration of their then-outstanding unvested equity awards. The provisions of the participation agreement superseded any double trigger equity acceleration provisions of any offer letter, employment agreement or equity award.
In March 2020, our compensation committee determined that for the awards of RSUs granted to Messrs. Shmunis, Dhruv, and Eswaran in the event of the termination without “cause”, termination “for good reason” (as such terms are defined in the Equity Acceleration Policy) or death or disability of Messrs. Shmunis, Dhruv, and Eswaran, the vesting of any awards of RSUs to be granted to such executive officer in fiscal 2020 that would have vested had such executive officer remained employed with the Company through the date that is 12 months following his effective last day with us will be accelerated (other than in connection with a death or disability from high-risk activities such as skydiving or free climbing).
Other Compensation Policies
Equity Award Grant Policy
Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, our board of directors or the compensation committee may grant equity awards at any time. It is our policy to not time equity award grants in relation to the release of material non-public information. Under the policy, the compensation committee has delegated limited authority to a committee consisting of our CEO and a member of the compensation committee to grant equity awards to employees below the level of Vice President and certain other service providers other than the members of our board of directors.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Derivatives Trading, Hedging and Pledging Policy
Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Tax and Accounting Considerations
Tax Considerations
We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2021 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee
The following Report of the compensation committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Robert Theis (Chair)
Michelle McKenna
Allan Thygesen

Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during fiscal 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Vladimir Shmunis Chief Executive Officer	2021	5,175 (4)	—	18,439,095 (5)	776,713 (6)	828	19,221,811
	2020	4,800 (7)	—	18,148,589 (8)	905,466 (9)	576	19,059,431
	2019	141,100 (10)	—	8,670,985 (11)	1,007,157 (12)	852	9,820,094
Anand Eswaran Former President and Chief Operating Officer	2021	310,208 (13)	—	45,676,750 (14)	520,901 (15)	828	46,508,687
	2020	581,923	—	17,373,280 (16)	835,625 (17)	576	18,791,404
	2019	—	—	—	—	—	—
Mitesh Dhruv Former Chief Financial Officer	2021	335,547 (18)	—	27,882,614 (19)	451,110 (20)	828	28,670,099
	2020	500,000	—	8,722,581 (21)	696,804 (22)	576	9,919,961
	2019	475,000	—	22,014,427 (23)	766,341 (24)	852	23,256,620
John Marlow Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary	2021	204,375 (25)	—	12,006,768 (26)	416,753 (27)	45,828	12,673,724
	2020	375,000	—	4,361,290 (28)	435,773 (29)	2,172,719	7,344,782
	2019	375,000	—	1,975,543 (30)	431,151 (31)	852	2,782,546
Praful Shah Former Chief Strategy Officer	2021	315,674 (32)		9,493,648 (33)	182,853 (34)	828	9,993,003
	2020	385,000	—	2,540,199 (35)	402,527 (36)	576	3,328,302
	2019	374,500	—	1,623,445 (37)	452,221 (38)	852	2,451,018

(1)The amounts in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the applicable year and calculated in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)Amounts in this column represent the aggregate fair market value of RSUs granted under our Key Employee Equity Bonus Plan, in lieu of a cash bonus earned for each quarter of 2019, 2020 and 2021, which is calculated in accordance with ASC Topic 718. The shares underlying these RSU awards were fully vested in the quarter following the quarter in which earned.
(3)This column represents (i) the dollar value of the benefit to each named executive officer for the portion of the premium payable by the Company with respect to a life insurance policy, (ii) with respect to Mr. Marlow only for 2020, a gross-up payment for United Kingdom taxes in the amount of $2,172,143, and (iii) with respect to Mr. Marlow only for 2021, a Hart-Scott-Rodino filing fee paid by the Company on Mr. Marlow’s behalf in the amount of $45,000.
(4)This amount represents the $5,175 of cash salary actually paid to Mr. Shmunis in 2021. Mr. Shmunis received an award of 2,178 RSUs in lieu of payment in cash of $695,080 of his salary for the period from April 1, 2021 through March 31, 2022, and this amount does not include the portion of this $695,080 of salary attributable to the period from April 1, 2021 through December 31, 2021.
(5)The shares underlying the RSU award described in footnote 4 shall vest as to 2,178 of the underlying shares, subject to Mr. Shmunis’s continued role as a service provider to us, in 4 equal quarterly installments commencing August 20, 2021. The shares underlying the other RSU award granted to Mr. Shmunis on May 1, 2021 shall vest as to 56,396 of the underlying shares, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. 100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(6)Consists of 3,857 shares underlying RSU awards, 2,423 of which were fully vested in fiscal 2021 and 1,434 of which vested February 20, 2022.
(7)This amount represents the $4,800 of cash salary actually paid to Mr. Shmunis in 2020. Mr. Shmunis received an award of 3,340 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2020 through March 31, 2021, and this amount does not include the portion of this $645,200 of salary attributable to the period from April 1, 2020 through December 31, 2020.
(8)The shares underlying the RSU award described in footnote 7 vested as to 3,340 of the underlying shares in 4 equal quarterly installments commencing August 20, 2020. The shares underlying the other RSU award granted to Mr. Shmunis on April 1, 2020 shall vest as to 82,807 of the underlying shares, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. 100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(9)Consists of 2,877 shares underlying RSU awards, 2,265 of which were fully vested in fiscal 2020 and 612 of which vested on February 20, 2021.
(10)This amount represents the $141,100 of cash salary actually paid to Mr. Shmunis in 2019. Mr. Shmunis received an award of 6,095 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2019 through March 31, 2020, and this amount does not include the portion of this $645,200 of salary attributable to the period from April 1, 2019 through December 31, 2019.
(11)The shares underlying the RSU award described in footnote 10 vested as to 6,095 of the underlying shares in 4 equal quarterly installments commencing May 20, 2019. The shares underlying the other RSU award granted to Mr. Shmunis on April 24, 2019 shall vest as to 71,602 of the underlying shares, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(12)Consists of 6,171 shares underlying RSU awards, 4,816 of which were fully vested in fiscal 2019 and 1,355 of which vested on February 20, 2020.
(13)This amount represents the $310,208 of cash salary actually paid to Mr. Eswaran in 2021. Mr. Eswaran received (i) an award of 353 RSUs in lieu of payment in cash of $94,167 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 578 RSUs in lieu of payment in cash of $141,250 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 267 RSUs in lieu of payment in cash of $70,625 of his salary for the period from November 16, 2021 through December 31, 2021.
(14)The shares underlying the RSU award described in footnote 13 were fully vested as to 1,198 of the underlying shares in fiscal 2021. The remaining RSU awards comprised two grants, whose underlying shares vested as follows (i) 87,728 of the underlying shares vested in 16 equal quarterly installments commencing May 20, 2021, and (ii) 56,396 of the underlying shares vested in 8 equal quarterly installments commencing May 20, 2021. In connection with his resignation in December 2021, Mr. Eswaran forfeited all of his then-unvested equity awards.
(15)Consists of 2,093 shares underlying RSU awards, all of which were fully vested in fiscal 2021.
(16)The shares underlying this RSU award vested as to 84,230 of the underlying shares in 16 equal quarterly installments commencing February 20, 2020. In connection with his resignation in December 2021, Mr. Eswaran forfeited all of his then-unvested equity awards.
(17)Consists of 2,655 shares underlying RSU awards, 2,090 of which were fully vested in fiscal 2020 and 565 of which vested on February 20, 2021.
(18)This amount represents the $335,547 of cash salary actually paid to Mr. Dhruv in 2021, consisting of $272,083 of base salary and $63,463 cash paid to Mr. Dhruv in lieu of vacation in connection with Mr. Dhruv’s resignation from the Company on December 31, 2021. Mr. Dhruv received (i) an award of 306 RSUs in lieu of payment in cash of $81,667 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 501 RSUs in lieu of payment in cash of $122,500 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 232 RSUs in lieu of payment in cash of $61,250 of his salary for the period from November 16, 2021 through December 31, 2021.
(19)The shares underlying the RSU award described in footnote 18 were fully vested as to 1,039 of the underlying shares in fiscal 2021. The shares underlying the other RSU award granted on May 1, 2021 vested as to 87,728 of the underlying shares in 16 equal quarterly installments commencing May 20, 2021. In connection with his resignation in December 2021, Mr. Dhruv forfeited all of his then-unvested equity awards.
(20)Consists of 1,811 shares underlying RSU awards, all of which were fully vested in fiscal 2021.
(21)The shares underlying the RSU award granted on April 1, 2020 vested as to 41,404 of the underlying shares in 16 equal quarterly installments commencing May 20, 2020. In connection with his resignation in December 2021, Mr. Dhruv forfeited all of his then-unvested equity awards.
(22)Consists of 2,214 shares underlying RSU awards, 1,743 of which were fully vested in fiscal 2020 and 471 of which vested on February 20, 2021.
(23)The shares underlying the RSU award granted on April 24, 2019 vested as to 32,873 of the underlying shares in 16 equal quarterly installments commencing May 20, 2019. The shares underlying the RSU award granted on December 29, 2019 vested as to 110,000 of the underlying shares in 4 equal quarterly installments commencing February 20, 2020. In connection with his resignation in December 2021, Mr. Dhruv forfeited all of his then-unvested equity awards.
(24)Consists of 4,676 shares underlying RSU awards, 3,634 of which were fully vested in fiscal 2019 and 1,042 of which vested on February 20, 2020.
(25)This amount represents the $204,375 of cash salary actually paid to Mr. Marlow in 2021. Mr. Marlow received (i) an award of 197 RSUs in lieu of payment in cash of $52,500 of his salary for the period from June 16, 2021 through August 15, 2021, (ii) an award of 322 RSUs in lieu of payment in cash of $78,750 of his salary for the period from August 16, 2021 through November 15, 2021, and (iii) an award of 149 RSUs in lieu of payment in cash of $39,375 of his salary for the period from November 16, 2021 through December 31, 2021.
(26)The shares underlying the RSU award described in footnote 25 were fully vested as to 668 of the underlying shares in fiscal 2021. The shares underlying the other RSU award granted on May 1, 2021 shall vest as to 37,598 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. 100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(27)Consists of 1,871 shares underlying RSU awards, 1,219 of which were fully vested in fiscal 2021 and 652 of which vested on February 20, 2022.
(28)The shares underlying this RSU award shall vest as to 20,702 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(29)Consists of 1,376 shares underlying RSU awards, 1,070 of which were fully vested in fiscal 2020 and 306 of which vested on February 20, 2021.
(30)The shares underlying this RSU award shall vest as to 17,702 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(31)Consists of 2,631 shares underlying RSU awards, 2,045 of which were fully vested in fiscal 2019 and 586 of which vested on February 20, 2020.
(32)This amount represents the $315,674 of cash salary paid to Mr. Shah in 2021, consisting of $271,250 of base salary and $44,424 cash paid to Mr. Shah in lieu of vacation in connection with Mr. Shah’s resignation from the Company on September 14, 2021
(33)Comprises shares underlying two RSU awards: (i) an RSU award granted on May 1, 2021 that vested as to 18,799 of the underlying shares in 16 equal quarterly installments commencing May 20, 2021; and (ii) an RSU award granted on September 2, 2021 that vested as to 13,995 shares on August 20, 2022. In connection with his resignation in September 2021, Mr. Shah forfeited all of his then-unvested equity awards, other than the RSU award granted on September 2, 2021.
(34)Consists of 759 shares underlying RSU awards, all of which were fully vested in fiscal 2021.
(35)The shares underlying this RSU award vested as to 12,040 of the underlying shares in 16 equal quarterly installments commencing May 20, 2020. In connection with his resignation in September 2021, Mr. Shah forfeited all of his then-unvested equity awards, other than the RSU award granted on September 2, 2021.
(36)Consists of 1,279 shares underlying RSU awards, 1,007 of which were fully vested in fiscal 2019 and 272 of which vested on February 20, 2021.
(37)The shares underlying this RSU award vested as to 14,547 of the underlying shares in 16 equal quarterly installments commencing May 20, 2019. In connection with his resignation in September 2021, Mr. Shah forfeited all of his then-unvested equity awards, other than the RSU award granted on September 2, 2021.
(38)Consists of 2,782 shares underlying RSU awards, 2,180 of which were fully vested in fiscal 2019 and 602 of which vested on February 20, 2020.

Grants of Plan-Based Awards in 2021
The following table sets forth information regarding grants of awards made to our named executive officers during fiscal 2021. We did not grant any cash awards under our 2013 Plan during fiscal 2021.

			Equity Grants
Name	Grant Date	Name of Plan	Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Vladimir Shmunis	11/22/2021	2013 Plan	930	201,224
	8/20/2021	2013 Plan	790	198,195
	5/17/2021	2013 Plan	703	165,578
	5/1/2021	2013 Plan	2,178	685,634
	5/1/2021	2013 Plan	56,396	17,753,461
	2/16/2021	2013 Plan	612	267,456
Anand Eswaran	11/15/2021	2013 Plan	267	70,787
	11/15/2021	2013 Plan	720	190,886
	8/16/2021	2013 Plan	724	177,156
	8/16/2021	2013 Plan	578	141,431
	6/15/2021	2013 Plan	353	94,297
	5/17/2021	2013 Plan	649	152,859
	5/1/2021	2013 Plan	87,728	27,616,774
	5/1/2021	2013 Plan	56,396	17,753,461
	2/16/2021	2013 Plan	565	246,916
Mitesh Dhruv	11/15/2021	2013 Plan	232	61,508
	11/15/2021	2013 Plan	633	167,821
	8/16/2021	2013 Plan	637	155,868
	8/16/2021	2013 Plan	501	122,590
	6/15/2021	2013 Plan	306	81,742
	5/17/2021	2013 Plan	541	127,422
	5/1/2021	2013 Plan	87,728	27,616,774
	2/16/2021	2013 Plan	471	205,836
John Marlow	11/15/2021	2013 Plan	149	39,503
	11/15/2021	2013 Plan	432	114,532
	8/16/2021	2013 Plan	435	106,440
	8/16/2021	2013 Plan	322	78,790
	6/15/2021	2013 Plan	197	52,625
	5/17/2021	2013 Plan	352	82,907
	5/1/2021	2013 Plan	37,598	11,835,850
	2/16/2021	2013 Plan	306	133,728
Praful Shah	9/2/2021	2013 Plan	13,995	3,575,723
	8/16/2021	2013 Plan	446	109,132
	5/17/2021	2013 Plan	313	73,721
	5/1/2021	2013 Plan	18,799	5,917,925
	2/16/2021	2013 Plan	272	118,869

(1)The amounts in the “Grant Date Fair Value of Stock Awards” column represent the grant date fair market value of RSUs granted in fiscal 2021 and calculated in accordance with ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2021.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Vladimir Shmunis	4/2/2018	—	—	—	—	6,572 (3)	1,231,264
	4/24/2019	—	—	—	—	22,376 (4)	4,192,144
	4/1/2020	—	—	—	—	46,579 (5)	8,726,576
	5/1/2021	—	—	—	—	1,089 (6)	204,024
	5/1/2021	—	—	—	—	45,822 (7)	8,584,752
Anand Eswaran (8)		—	—	—	—	—	—
Mitesh Dhruv (9)		—	—	—	—	—	—
John Marlow	3/2/2012	1,131 (2)	—	2.73	3/2/2022	—	—
	6/12/2013	9,356 (2)	—	10.42	6/12/2023	—	—
	4/2/2018	—	—	—	—	1,608 (10)	301,259
	4/24/2019	—	—	—	—	5,532 (11)	1,036,420
	4/1/2020	—	—	—	—	11,645 (12)	2,181,691
	5/1/2021	—	—	—	—	30,549 (13)	5,723,355
Praful Shah (14)	9/2/2021	—	—	—	—	13,995 (15)	2,621,963

(1)This amount reflects the fair market value of our common stock of $187.35 per share as of December 31, 2021, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.
(2)This option award is fully vested and exercisable.
(3)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(4)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(5)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(6)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 4 equal quarterly installments commencing August 20, 2021. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(7)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(8)Mr. Eswaran resigned from his position as President and Chief Operating Officer on December 14, 2021. In connection with his resignation, Mr. Eswaran forfeited all of his then-unvested equity awards.
(9)Mr. Dhruv resigned from his position as Chief Financial Officer on December 31, 2021. In connection with his resignation, Mr. Dhruv forfeited all of his then-unvested equity awards.
(10)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(11)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(12)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(13)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.
(14)Mr. Shah resigned from his position as Chief Strategy Officer on September 14, 2021. In connection with his resignation, Mr. Shah forfeited all of his then-unvested equity awards, other than the RSU award granted on September 2, 2021.
(15)The shares underlying this RSU award vested on August 20, 2022. In connection with his resignation, Mr. Shah forfeited all of his other then-unvested equity awards.
Option Exercises and Stock Vested in 2021
The following table sets forth the number of shares of common stock acquired during fiscal 2021 by our named executive officers upon the exercise of stock options and the vesting of RSU awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Securities Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Vladimir Shmunis	—	—	93,238	22,785,662
Anand Eswaran	—	—	62,511	16,051,753
Mitesh Dhruv	13,967	5,224,511	59,968	16,800,320
John Marlow	10,770	3,085,765	28,636	7,059,771
Praful Shah	163,622	44,371,320	15,418	4,418,768

(1) Reflects the aggregate number of shares of Class A common stock underlying the stock options that were exercised during fiscal 2021.
(2) Calculated by multiplying (i) the difference between (x) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of Class A common stock on the option exercise date, which was determined using the closing price on the NYSE of a share of Class A common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of Class A common stock acquired upon exercise.
(3) Reflects the aggregate number of shares of common stock underlying the RSU awards that vested in fiscal 2021.
(4) Calculated based by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the NYSE of a share of Class A common stock on vesting date, by (ii) the number of shares of Class A common stock acquired upon vesting.
Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
Hedging Policy
Pursuant to our Insider Trading Policy, our directors, officers (as defined in Rule 16a-1(f) of the Exchange Act) and other employees subject to blackout periods or pre-clearance requirements under such policy are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities, including hedging their ownership of Company securities or similar transactions designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Potential Payments upon Termination and upon Termination in Connection with a Change of Control
Potential Payments upon Termination Apart from a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers pursuant to each named executive officer’s respective employment agreements, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason” (as such terms are defined in each named executive officer’s respective offer letter or other employment agreement), as applicable, on December 31, 2021, in each case outside of the period beginning 60 days prior to (or in the case of Messrs. Shmunis and Eswaran, three months prior to) and ending 12 months following a “change of control” (as defined in our Equity Acceleration Policy) and such termination occurred on December 31, 2021, as applicable, in each case, upon such named executive officer’s signing and not revoking a release agreement with us, if applicable.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis (4)	700,000	—	22,329	722,329
Anand Eswaran (5)	—	—	—	—
Mitesh Dhruv (6)	—	—		—
John Marlow (7)	93,750	—	—	93,750
Praful Shah (8)	—	—	—	—

(1)Represents the portion of each named executive officer’s 2021 base salary to be paid to such named executive officer upon a termination apart from a change of control.
(2)For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (i) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2021 (which was $183.75) and (ii) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (a) the exercise price of the stock option and (b) the closing price of our Class A common stock on December 31, 2021 (which was $183.75).
(3)Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination apart from a change of control.
(4)Mr. Shmunis will receive (i) 12 months of his 2021 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his executive employment letter.
(5)Mr. Eswaran resigned from his position as President and Chief Operating Officer on December 14, 2021.
(6)Mr. Dhruv resigned from his position as Chief Financial Officer on December 31, 2021.
(7)Mr. Marlow will receive three months of his 2021 base salary in accordance with his offer letter.
(8)Mr. Shah resigned from his position as Chief Strategy Officer on September 14, 2021.
Potential Payments upon Termination in Connection with a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers pursuant to each named executive officer’s respective employment agreements and Equity Acceleration Policy, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason” (as such terms are defined in each named executive officer’s respective offer letter or other employment agreement), in each case within 60 days prior to (or in the case of Messrs. Shmunis and Eswaran, three months prior to) or 12 months following a “change of control” (as defined in our Equity Acceleration Policy) and such termination occurred on December 31, 2021, as applicable, in each case, upon such named executive officer’s signing and not revoking a release agreement with us, if applicable.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis (4)	2,100,000	22,938,759	33,494
Anand Eswaran (5)	—	—	—	—
Mitesh Dhruv (6)	—	—	—	—
John Marlow (7)	93,750	9,242,725	—
Praful Shah (8)	—	—	—	—

(1) Represents the portion of each named executive officer’s (a) 2021 base salary and (b) 2021 target bonus, as applicable to be paid to such named executive officer upon a termination in connection with a change of control.
(2) For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (i) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2021 (which was $183.75) and (ii) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (a) the exercise price of the stock option and (b) the closing price of our Class A common stock on December 31, 2021 (which was $183.75).
(3) Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination in connection with a change of control.
(4) Mr. Shmunis will receive (i) 18 months of his 2021 base salary plus 150% his 2021 target bonus, (ii) 100% acceleration of his outstanding equity awards and (iii) 18 months of continuing COBRA premium payments in accordance with his executive employment letter.
(5) Mr. Eswaran resigned from his position as President and Chief Operating Officer on December 14, 2021.
(6) Mr. Dhruv resigned from his position as Chief Financial Officer on December 31, 2021.
(7) Mr. Marlow will receive (i) in accordance with his offer letter, three months of his 2021 base salary and (ii) 100% acceleration of his outstanding equity awards pursuant to the Equity Acceleration Policy.
(8) Mr. Shah resigned from his position as Chief Strategy Officer on September 14, 2021.
CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of Mr. Shmunis, our Chief Executive Officer, and the total annual compensation of our median employee (other than Mr. Shmunis). For our last completed fiscal year, which ended December 31, 2021:
•The median of the total annual compensation of all employees (other than Mr. Shmunis) of ours (including our consolidated subsidiaries) was $163,350.
•Mr. Shmunis’s total annual compensation, as reported in the Summary Compensation Table included in this proxy statement, was $19,221,811.
•Based on the above, for fiscal 2021, the ratio of Mr. Shmunis’s total annual compensation to the median of the total annual compensation of all employees was 118 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
The methodology we used to calculate the pay ratio is described below.
•We determined the median of the total annual compensation of all of our employees as of December 31, 2021. As of December 31, 2021, we (including our consolidated subsidiaries) had approximately 3,915 full-time, part-time and temporary employees, approximately 2,489 out of the 3,915 (or approximately 63.6%) are U.S. employees, and approximately 1,426 out of the 3,916 (or approximately 36.4%) are located outside of the United States.

•We then compared the sum of (i) the total annual cash compensation earned by each of these employees for fiscal 2021 as reflected in our payroll records plus (ii) the fair value of equity awards (as determined in accordance with footnote 1 of the fiscal Summary Compensation Table) granted to these employees in fiscal 2021, to determine the median employee, without annualizing the compensation of any employees who started their employment with us in fiscal 2021 but did not work for us or our consolidated subsidiaries for the entire year. Compensation paid in foreign currency was converted to U.S. dollars using currency conversion ratios in effect as of January 1, 2022. In determining the median total compensation of all of these employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.
Once we identified our median employee, we estimated the median employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Shmunis’s total annual compensation, we used the amount reported in the “Total” column of our fiscal Summary Compensation Table included in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of October 31, 2022, for:
•each of our named executive officers;
•each of our directors and our new director nominees;
•all of our directors, our new director nominees, and current executive officers as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2022, and shares issuable upon the vesting of RSUs within 60 days of October 31, 2022, to be outstanding and to be beneficially owned by the person holding the option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person. However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 85,914,505 shares of our Class A common stock and 9,955,674 shares of our Class B common stock outstanding as of October 31, 2022. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

	Class A		Class B		% of Total Voting
	Shares	%	Shares	%	Power †
5% Stockholders:
Entities affiliated with Vladimir Shmunis (1)	213,752	*	5,506,618	55.3	29.8
Entities affiliated with Vlad Vendrow (2)	161,317	*	2,970,295	29.8	16.1
Capital World Investors (3)	11,613,227	13.5	—	*	6.3
Vanguard Group Inc.(4)	8,506,843	9.9	—	*	4.6
Entities affiliated with Tiger Global (5)	4,951,000	5.8	—	*	2.7
BlackRock, Inc. (6)	4,768,516	5.5	—	*	2.6
Alkeon Capital Management, LLC (7)	4,265,093	5.0	—	*	2.3
Named Executive Officers, Directors and New Director Nominees:
Vladimir Shmunis (1)	213,752	*	5,506,618	55.3	29.8
Anand Eswaran (8)	26,507	*	—	*	*
Mitesh Dhruv (9)	51,738	*	—	*	*
John Marlow (10)	157,993	*	273,714	2.7	1.6
Praful Shah (11)	416,286	*	—	*	*
Mignon Clyburn (12)	1,478	*	—	*	*
Arne Duncan (13)	1,201	*	—	*	*
Kenneth Goldman (14)	11,757	*	—	*	*
Michelle McKenna (15)	3,278	*	—	*	*
Tarek Robbiati	—	*	—	*	*
Sridhar Srinivasan	—	*	—	*	*
Robert Theis (16)	21,005	*	—	*	*
Allan Thygesen (17)	13,238	*	—	*	*
Neil Williams (18)	11,962	*	—	*	*
All current executive officers and directors as a group (13 persons)(19)	445,392	*	5,780,332	58.0	31.4
(†) Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.
(*) Represents beneficial ownership of less than 1%.
(1)Consists of (i) 83,982 shares of Class A common stock held of record by Mr. Shmunis (ii) 3,492,107 shares of Class B common stock held of record by ELCA Fund I, L.P. (“ELCA I”); (iii) 5,926 shares of Class B common stock held of record by ELCA Fund II, L.P. (“ELCA II”); (iv) 5,926 shares of Class B common stock held of record by ELCA Fund III, L.P. (“ELCA III”); (v) 1,385 shares of Class B common stock held of record by ELCA, LLC (collectively, along with ELCA I, ELCA II and ELCA III, the “ELCA Funds”); (vi) 1,274 shares of Class B common stock held of record by Vladimir G. Shmunis & Sandra Shmunis TR UA June 9, 1998 Shmunis Revocable Trust (“Trust”); (vii) 1,000,000 shares of Class B common stock held of record by Sandra Shmunis TR UA 03/11/2022 Sandra Shmunis 2022 Grantor Retained Annuity Trust; (viii) 1,000,000 shares of Class B common stock held of record by Vladimir Shmunis TR UA 03/11/2022 Vladimir Shmunis 2022 Grantor Retained Annuity Trust; (ix) 46,668 shares of Class A common stock held of record by Vladimir G Shmunis & Sandra Shmunis TR So Inclined Philanthropic Foundation (“SIPF”); (x) 59,000 shares of Class A common stock held of record by The Shmunis Family Generations Trust under agreement, dated December 29, 2020 (“SFGT”) and (xi) 24,102 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of October 31, 2022. Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’s wife, are the managing members of ELCA, LLC. ELCA, LLC is the general partner of ELCA I, ELCA II and ELCA III. Mr. Shmunis and Mrs. Shmunis are the trustees of Trust and SIPF, and the investment trustees of SFGT. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by ELCA I, Trust, SIPF and SFGT, and certain of the shares held by ELCA II and ELCA III. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(2)Consists of (i) 125,468 shares of Class A common stock held of record by Mr. Vendrow; (ii) 26,035 shares of Class A common stock held of record by The Vlad Vendrow Trust dated February 13, 2020 (the “Vendrow 2020 Trust”); (iii) 1,040,365 shares of Class B common stock held of record by the Vendrow 2020 Trust; (iv) 1,890 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (v) 1,890 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (vi) 1,890 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (vii) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (viii) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (ix) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (x) 38,600 shares of Class B common stock held of record by the Regina Vendrow TR UA 12/01/2020 Viva Children’s Trust; (xi) 420,000 shares of Class B common stock held of record by Viva Investment Capital LLC; (xii) 1,000,000 shares of Class B common stock held of record by Viva Investment Capital II LLC; and (xiii) 4,144 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of October 31, 2022. As sole trustee of the Vendrow 2020 Trust, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by the Vendrow 2020 Trust. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children and his children’s trusts. As the sole owner of Viva Investment Capital LLC and Viva Investment Capital II LLC, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held thereby. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(3)Based on information reported by Capital World Investors (“CWI”) on its most recent Schedule 13G/A filed with the SEC on November 10, 2022. Of the shares of Class A common stock beneficially owned, CWI reported that it has sole dispositive power and sole voting power with respect to 11,613,227 shares. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited. CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address for CWI is 333 South Hope Street, Los Angeles, California 90071.
(4)Based on information reported by The Vanguard Group, Inc. on its most recent Schedule 13G/A filed with the SEC on July 11, 2022. Of the shares of Class A common stock beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 8,331,217 shares, shared dispositive power with respect to 175,626 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 66,161 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)Based on information reported by entities affiliated with Tiger Global on Schedule 13G/A filed with the SEC on February 14, 2022. Of the shares of Class A common stock beneficially owned, Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, and Scott Shleifer each reported shared dispositive and shared voting power with respect to 4,951,000 shares. The address for all of the reporting entities and individuals is 9 West 57th Street 35th Floor New York, New York 10019.
(6) Based on information reported by BlackRock, Inc. on its most recent Schedule 13G/A filed with the SEC on February 3, 2022. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 4,768,516 shares and sole voting power with respect to 4,216,341 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(7)Based on information reported by Alkeon Capital Management, LLC on Schedule 13G filed with the SEC on February 14, 2022. Of the shares of Class A common stock beneficially owned, Alkeon Capital Management, LLC and Panayotis D. Sparaggis each reported shared dispositive and voting power with respect to 4,265,093 shares. The address for each of the reporting persons is 350 Madison Avenue, 20th Floor, New York, New York 10017.
(8)Mr. Eswaran, our former President and Chief Operating Officer, resigned on December 14, 2021. Consists of 26,507 shares of Class A common stock held of record by Mr. Eswaran as of December 14, 2021.
(9)Mr. Dhruv, our former Chief Financial Officer, resigned on December 31, 2021. Consists of 51,738 shares of Class A common stock held of record by Mr. Dhruv as of December 31, 2021.
(10)Consists of (i) 124,200 shares of Class A common stock held of record by Mr. Marlow; (ii) 6,275 shares of Class A common stock held of record by the JEM Double Happiness 2018 Trust (the “Marlow Trust I”); (iii) 6,275 shares of Class A common stock held of record by the CAM Double Happiness 2018 Trust (the “Marlow Trust II”) (iv) 12,080 shares of Class A common stock held of record by the M&M Family 2020 Irrevocable Trust (the “Marlow Trust III”) (v) 11,196 shares of Class B common stock held of record by Mr. Marlow; (vi) 216,334 shares of Class B common stock held of record by the M&M Twice as Nice Trust (the “Marlow Trust IV” and, together with the Marlow Trust I, the Marlow Trust II and the Marlow Trust III, the “Marlow Trusts”); (vii) 42,320 shares of Class B common stock held of record by the Marlow Trust III; (viii) 3,864 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of October 31, 2022; and (ix) 9,163 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of October 31, 2022. As trustee of the Marlow Trusts, Mr. Marlow may be deemed to hold voting and dispositive power with respect to the shares held by the Marlow Trusts.
(11)Mr. Shah, our former Chief Strategy Officer, resigned on September 14, 2021. Consists of (i) 164,658 shares of Class A common stock held of record by Mr. Shah as of September 14, 2021, (ii) 99,256 shares of Class A common stock held in a trust for the benefit of Mr. Shah’s children, over which Mr. Shah and his spouse are co-trustees and may be deemed to hold voting and dispositive power, as of September 14, 2021, and (iii) 152,372 shares of Class A common stock issued to Mr. Shah pursuant to the exercise of outstanding stock options subsequent to his resignation.
(12)Consists of 1,478 shares of Class A common stock held of record by Ms. Clyburn.

(13)Consists of 1,201 shares of Class A common stock held of record by Mr. Duncan.
(14)Consists of (i) 5,657 shares of Class A common stock held of record by Mr. Goldman and (ii) 6,100 shares of Class A common stock held of record by GSW-GV, LLC.
(15)Consists of 3,278 shares of Class A common stock held of record by Ms. McKenna.
(16)Consists of 21,005 shares of Class A common stock held of record by Mr. Theis.
(17)Consists of 13,238 shares of Class A common stock held of record by Mr. Thygesen.
(18)Consists of 11,962 shares of Class A common stock held of record by Mr. Williams.
(19)Consists of (i) 409,971 shares of Class A common stock held of record by our directors and current executive officers; (ii) 52,260 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of October 31, 2022; (iii) 5,776,468 shares of Class B common stock held of record by our directors and current executive officers; and (iv) 3,864 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of October 31, 2022.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by stockholders
2010 Equity Incentive Plan(2)	136,045	$7.93	—
2013 Equity Incentive Plan(3)	2,816,789	$17.68	19,969,379
Amended and Restated Employee Stock Purchase Plan(4)	—	$—	5,446,704
Equity compensation plans not approved by stockholders	—	$—
Total	2,952,834	$9.07	25,416,083

(1)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)As a result of our IPO and the adoption of our 2013 Equity Incentive Plan, we no longer grant awards under the 2010 Equity Incentive Plan; however, all outstanding awards under the 2010 Plan remain subject to the terms of the 2010 Plan. To the extent outstanding awards under the 2010 Plan are forfeited or are terminated unexercised and would otherwise have been returned to the share reserve under the 2010 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2013 Equity Incentive Plan.
(3)Our 2013 Equity Incentive Plan provides that the number of shares of Class A common stock available for issuance under the 2013 Equity Incentive Plan will automatically increase on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 6,200,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the Board of Directors may determine.
(4)Our Amended and Restated Employee Stock Purchase Plan (ESPP) provides that the number of shares of Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,250,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the Board of Directors may determine.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance-Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including new director nominees), executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Investor Rights Agreement
We are party to an investor rights agreement which provides, among other things, that certain holders of our common stock, including stockholders affiliated with some of our directors, have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Employment Arrangement
David Theis, who is the son of Rob Theis, a member of our board of directors and chairperson of our compensation committee, is employed by us in a non-executive capacity. His compensation for 2021 was comprised of cash salary payments of $219,732, RSUs with a grant date fair market value of $174,558 and benefits available to full-time employees. David Theis’s compensation is determined independently using Radford market data in the same manner as other employees with similar responsibilities and tenure at the Company. Rob Theis plays no personal role in determining his son’s compensation or reviewing his son’s performance.
Limitation of Officer and Director Liability and Indemnification Arrangements
Our certificate of incorporation and bylaws each provide that we will limit the liability of and indemnify our directors and indemnify our officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our board of directors has delegated to each of our CEO, our CFO and our General Counsel, as appropriate, the authority to review and approve, as applicable, any such transaction in which the aggregate amount involved is expected to be less than $120,000, provided that such person charged with such review or approval is not the related person. In connection with each regularly scheduled meeting of our audit committee, a summary of each related party transaction approved in accordance with this paragraph shall be provided to the audit committee for its review.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis, except for (i) one late Form 4 filing that was filed on behalf of Mr. Shmunis, our CEO and Chairman, on September 16, 2021, and (ii) one late Form 4 filing that was filed on behalf of Mr. Agarwal, our Chief Accounting Officer and Interim Chief Financial Officer, on August 24, 2021. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

2021 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2021 are included in our annual report on Form 10-K filed with the SEC on March 1, 2022, as amended, and which we will also make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Belmont, California
November 18, 2022

APPENDIX A
RINGCENTRAL, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

RINGCENTRAL, INC.
2013 EQUITY INCENTIVE PLAN
(As amended and restated, subject to, and contingent upon, stockholder approval at the 2022 annual meeting of the Company’s stockholders )
1.Purpose of the Plan. The purpose of this Plan is to:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. The following definitions are used in this Plan:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and issuance of shares of Common Stock, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation or other official guidance issued under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(d)“Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change in Control” means the occurrence of any of the following events

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g)“Class B Shares” means shares of the Class B common stock of the Company.
(h)“Code” means the U.S. Internal Revenue Code of 1986.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(j)“Common Stock” means the Class A common stock of the Company.
(k)“Company” means RingCentral, Inc., a Delaware corporation, or any successor thereto.
(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning used with respect to Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)“Director” means a member of the Board.
(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)“Employee” means any person, including Officers and Inside Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(q)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or the closing bid, if no sales were reported), as reported by such source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
If the Fair Market Value is to be determined under subsection (i) or (ii) above and the determination date for the Fair Market Value occurs on a day other than a Trading Day, the Fair Market Value will be the price as determined under subsection (i) or (ii) above, as applicable, on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Incentive Stock Option” means an Option that is intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)“Inside Director” means a Director who is an Employee.
(v)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(w)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(x)“Option” means a stock option granted pursuant to the Plan.
(y)“Outside Director” means a Director who is not an Employee.
(z)“Parent” means a “parent corporation” as defined in Section 424(e) of the Code, whether now or hereafter existing.
(aa)“Participant” means the holder of an outstanding Award.
(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(cc) “Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ee) “Plan” means this RingCentral, Inc. 2013 Equity Incentive Plan, as amended from time to time.
(ff) “Registration Date” means the effective date of the first registration statement that was filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.
(gg) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(hh) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.
(kk) “Section 409A” means Section 409A of the Code.
(ll) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(mm) “Service Provider” means an Employee, Director or Consultant.
(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(pp) “Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code, whether now or hereafter existing.
(qq) “Substituted Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.
(rr) “Tax-Related Items” means any U.S. and non–U.S. federal, state, or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items) related to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, or have been transferred to the Participant.
(ss) “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.

3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 6,200,000 Shares, plus a number of Shares equal to the sum of (i) a number of Shares equal to the number of Class B Shares subject to stock options or similar awards granted under the Company’s 2010 Equity Incentive Plan, as amended (the “Prior Plan”), that, after the Registration Date, expire or otherwise terminate without having been exercised in full and (ii) a number of Shares equal to the number of Class B Shares issued pursuant to awards granted under the Prior Plan that, after the Registration Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan from the Prior Plan pursuant to clauses (i) and (ii) equal to 7,800,000 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Committee grants Substituted Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substituted Awards will not decrease the number of Shares available for issuance under the Plan.
(b)Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2014 Fiscal Year, in an amount equal to the least of (i) 6,200,000 Shares, (ii) 5% of the outstanding shares of all classes of the Company’s common stock on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.
(c)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).
(d)Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.Administration of the Plan.
(a)Procedure.
(i)General. The Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws. The Board or Committee will be the Administrator. Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may, at any time, revoke the delegation of some or all authority previously delegated.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including to:
(i)determine the Fair Market Value;
(ii)select the Service Providers to whom Awards may be granted hereunder;
(iii)determine the number of Shares to be covered by each Award granted hereunder;
(iv)approve forms of Award Agreements for use under the Plan;
(v)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)to institute and determine the terms and conditions of an Exchange Program;
(vii)establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations, and sub-plans for the purposes of facilitating compliance with non-U.S. laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S.;
(viii)interpret the Plan and make any decision necessary to administer the Plan;
(ix)interpret, modify or amend each Award (subject to Section 17(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards;
(x)allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xii)delegate ministerial duties to any of the Company’s employees;
(xiii)temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;
(xiv)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
(xv)make all other determinations deemed necessary or advisable for administering the Plan.
(c)Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(d)Waiver. The Administrator may waive any terms, conditions or restrictions.
(e)Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(f)Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(g)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(h)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.Stock Options.
(a)Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary of the Company) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(d)Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be 5 years from the Grant Date or such shorter term as may be provided in the Award Agreement.
(e)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.
(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator and may no less than 100% of the Fair Market Value per Share on the Grant Date unless otherwise required by Applicable Laws.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check or wire transfer; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares or Class B Shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) net exercise, under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(f)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which the Option will vest or become exercisable. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any amounts necessary to satisfy withholding obligations for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant and approved by the Administrator, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Tolling Expiration. A Participant’s Award Agreement may also provide that:
(1)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b); or
(2)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7 of the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. Notwithstanding the foregoing, at any time after the grant of Restricted Stock, the Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(h)Dividends and Other Distributions. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
8.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.
(d)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(e)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.
(f)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator determines in its sole discretion. Notwithstanding the foregoing, at any time after the grant of a Stock Appreciation Right, the Administrator, in its sole discretion, may accelerate the time at which the Stock Appreciation Right will vest or become exercisable.

(c)Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(d)Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the Grant Date. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the tolling and expiration rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.
10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator determines in its sole discretion. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Notwithstanding the foregoing, at any time after the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.Outside Director Award Limitations. No Outside Director may be paid compensation for service as an Outside Director that, in the aggregate, exceeds $1 million, increased to $2 million for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director. Compensation includes equity awards, including any Awards issued under this Plan, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles and any other compensation (including without limitation any cash retainers or fees). Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11.
12.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or Applicable Laws require otherwise, vesting of Awards will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the Participant’s employer or (ii) transfers between locations of the Company or between the Company, any of its Parents, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
13.Transferability of Awards.
(a)General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.

(b)Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.
(d)Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.
14.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.
(b)Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or its Parent. The Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this Section 14(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
(d)Outside Director Awards. With respect to Awards granted to Outside Directors for their service as Outside Directors, in the event of a Change in Control, such Participants will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not be vested or exercisable, all restrictions on such Participants’ Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Participants’ Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreements or other written agreements between the Participants and the Company or any of its Subsidiaries or Parents, as applicable.

15.Tax Matters.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares or Class B Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount), in each case, provided the delivery of such shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary of the Company withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary of the Company, (vi) any other method of withholding determined by the Administrator, or (vii) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the amount of Tax‑Related Items to be withheld is calculated.
(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.
16.Miscellaneous.
(a)Stockholder Approval and Term of Plan. This amendment and restatement of the Plan (the “Restatement”) is subject to, and contingent upon, stockholder approval at the 2022 annual meeting of the Company’s stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will continue in effect until terminated earlier under Section 17 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Restatement is approved by the Board and Section 3(b) will operate only until the 10th anniversary of the date the Restatement is approved by the Board.
(b)Legal Compliance. Shares will not be issued pursuant an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(c)Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(d)Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
(e)No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
(f)Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject to the Company’s clawback policy in effect as of the date the Restatement is approved by the Board, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this subsection (f) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.
17.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Consent of Participants Generally Required. Subject to Section 17(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
(d)Exceptions to Consent Requirement.
(i)A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
(ii)Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(1)in a manner expressly permitted under the Plan;
(2)to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(3)to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(4)to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or
(5)to comply with other Applicable Laws.

RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CA 94002

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D93321-P82535

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RINGCENTRAL, INC.

The Board of Directors recommends you vote FOR Proposals 1-3 and Proposal 5. The Board of Directors recommends you vote for every 1 YEAR for Proposal 4.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Vladimir Shmunis
02) Kenneth Goldman
03) Michelle McKenna
04) Robert Theis
05) Allan Thygesen
06) Neil Williams
07) Mignon Clyburn
08) Arne Duncan
09) Tarek Robbiati
10) Sridhar Srinivasan

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory, non-binding basis, the frequency of future advisory votes on executive compensation (Proposal Four).	☐	☐	☐	☐

The proxy holders will vote, in their discretion, on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D93322-P82535

RINGCENTRAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Vladimir Shmunis, John Marlow and Paul Porter, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock, Class B Common Stock and Series A preferred convertible stock of RingCentral, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on Thursday, December 15, 2022, at the Harvest Inn at 1 Main St., St. Helena, California 94574, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

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